SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CVS CAREMARK CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CVS Caremark Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2014

9:00 A.M.

CVS Caremark Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

To our stockholders:

We are pleased to invite you to attend our 2014 annual meeting of stockholders to:

■	Elect 9 directors named in the accompanying proxy statement;

■	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014;

■	Act, by non-binding vote, to approve the Company’s executive compensation as disclosed in this proxy statement; and

■	Conduct other business properly brought before the meeting.

Stockholders of record at the close of business on March 13, 2014 may vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please read your voting instructions to see which of these options are available to you. Even if you are attending the meeting in person, we encourage you to vote in advance by mail, phone or Internet.

By Order of the Board of Directors,

David W. Dorman

Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 8, 2014.

The proxy statement and annual report to security holders are available at

http://investors.cvscaremark.com and at www.proxyvote.com/cvs.

PROXY STATEMENT TABLE OF CONTENTS

i

ii

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of CVS Caremark Corporation (the “Company” or “CVS Caremark”) is soliciting your proxy to vote at our 2014 annual meeting of stockholders (or at any adjournment of the meeting; the “Meeting” or “Annual Meeting”). This proxy statement summarizes the information you need to know to vote at the Meeting.

We began mailing this proxy statement and the enclosed proxy card on or about March 28, 2014 to all stockholders entitled to vote. The Company’s 2013 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, Time and Place of the Annual Meeting

Date:	May 8, 2014

Time:	9:00 a.m. Eastern Time

Place:	CVS Caremark Customer Support Center (Company Headquarters) One CVS Drive Woonsocket, Rhode Island 02895

Stockholders must present a form of personal photo identification in order to be admitted to the Meeting. No cell phones, cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned CVS Caremark common stock at the close of business on the record date, which is March 13, 2014. As of the record date, there were 1,188,518,985 shares of common stock outstanding. Each share of CVS Caremark common stock that you own entitles you to one vote.

The Bank of New York Mellon presently holds shares of common stock as Trustee under the 401(k) Plan and the Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies (the “ESOP”). Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions. The results of the voting will be held in strict confidence by the Trustee. Please note that the cut-off date by which participants of the ESOP must submit their vote to the tabulator in order to be counted is 5:00 P.M. Eastern Time on May 6, 2014.

Types of Ownership of Our Stock

If your shares are registered in your name with CVS Caremark’s transfer agent, Wells Fargo Bank, N.A., you are the “stockholder of record” of those shares. This proxy statement and any accompanying materials have been provided directly to you by CVS Caremark.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this proxy statement and any accompanying documents have been provided to you by your broker, bank or other holder of record (the “nominee”). As the beneficial owner, you have the right to direct your nominee how to vote your shares by using the voting instruction card provided by your nominee or by following the nominee’s instructions for voting by telephone or on the Internet.

Voting

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Stockholders of record may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the Annual Meeting and change your vote, if desired.

If you are a beneficial owner, you will receive instructions from your nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you own as of the record date.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

■	“FOR” the election of all 9 nominees for director (as described beginning on page 54);

■	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014 (as described beginning on page 57); and

■	“FOR” approval on an advisory basis of the Company’s executive compensation as disclosed in this proxy statement (as described beginning on page 59).

The Board of Directors and the Company’s management have not received notice of, and are not aware of, any business to come before the Meeting other than the agenda items referred to in this proxy statement.

Revoking your proxy card

If you are a stockholder of record, you may revoke your proxy card by:

■	sending in another signed proxy card with a later date;

■	providing subsequent telephone or Internet voting instructions;

■	notifying our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy card; or

■	voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your nominee.

Voting in person

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of a nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 13, 2014, the record date for voting.

Appointing your own proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the Annual Meeting to vote.

Proxy solicitation

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, e-mail or in person. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, for a fee of $25,000, plus out-of-pocket expenses, to provide customary assistance to us in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they so request, for their expenses in forwarding proxy materials to beneficial owners.

Householding

Under U.S. Securities and Exchange Commission (“SEC”) rules, a single set of annual reports and proxy statements may be sent to any household at which two or more Company stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive, conserves natural resources and reduces mailing and printing expenses for the Company. Nominees with accountholders who are Company stockholders may be householding our proxy materials. As indicated in the notice previously provided by these nominees to our stockholders, a single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your nominee so that separate copies may be delivered to you. Beneficial owners who currently receive multiple copies of the annual report and proxy statement at their address who would prefer that their communications be householded should contact their nominee. Stockholders of record who currently receive multiple copies of the annual report and proxy statement at their address who would prefer that their communications be householded should contact the Company’s transfer agent, Wells Fargo Shareowner Services, by writing to P.O. Box 64874, St. Paul, MN 55164-0874; by calling toll-free, 877-287-7526; or by e-mailing to stocktransfer@wellsfargo.com.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the Annual Meeting of holders of shares representing a majority of shares entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

■	Item 1, election of directors. Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote.

A “majority of votes cast” means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as a vote cast, but “abstentions” and “broker non-votes” will not count as a vote cast with respect to that director’s election and will have no effect.

■	All other items. For Items 2 and 3, approval is by affirmative vote (at a meeting at which a quorum is present) of a majority of the votes represented by the shares of common stock present at the meeting in person or by proxy and entitled to vote. Abstentions are counted as shares present or represented and voting and have the effect of a vote against. Broker non-votes are not counted as shares present or represented and voting and have no effect on the vote.

■	Broker voting. Under current New York Stock Exchange (“NYSE”) rules, if the record holder of your shares (usually a nominee) holds your shares in its name, your nominee is permitted to vote your shares on Item 2, Ratification of Auditors, in its discretion, even if it does not receive voting instructions from you. On all other Items, your nominee is not permitted to vote your shares without your instructions and uninstructed shares are considered broker non-votes.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The Company’s Board of Directors (the “Board”) acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses the Company’s long-term strategy and its strategic, competitive and financial performance. The Board has adopted Corporate Governance Guidelines, which are available on our investor relations website at http://investors.cvscaremark.com and are also available to stockholders at no charge upon request to the Company’s Corporate Secretary. These Guidelines meet the listing standards adopted by the NYSE, on which the Company’s common stock is listed.

Meetings of the Board

During 2013, there were twelve meetings of the Board. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the Committees on which they serve. All of our directors at the time of the Company’s 2013 Annual Meeting of Stockholders attended that Annual Meeting. In 2013, each director attended at least 75% of the meetings of the Board and of the Committees of which he or she was a member.

One Board meeting was our annual meeting of independent directors. The independent directors also regularly hold executive sessions during regularly scheduled Board meetings in which the Company’s management does not participate.

The Board’s Leadership Structure

Mr. David W. Dorman is our independent Chairman of the Board. The independent Chairman presides at all meetings of the Board, and works with the Company’s Chief Executive Officer (“CEO”) to set Board meeting agendas and the schedule of Board meetings. In addition, the independent Chairman has the following duties and responsibilities: the authority to call, and to lead, independent director sessions; the ability to retain independent legal, accounting or other advisors in connection with these sessions; facilitation of communication and service as a liaison between the CEO and the other independent directors; and the duty to advise the CEO of the informational needs of the Board. The Board believes that Board independence and oversight of management will be effectively maintained through the independent Chairman, the Board’s composition and its Committee system.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight involves both the full Board and its Committees. The Audit Committee is charged with the primary role in carrying out risk oversight responsibilities on behalf of the Board. Pursuant to its charter, the Audit Committee annually reviews the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor and mitigate such exposures. As part of CVS Caremark’s ongoing Enterprise Risk Management process, each of the Company’s major business units is responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, prioritizing risks and actions to be taken in mitigation and/or response, and reporting to management’s Executive Risk Steering Committee on actions to monitor, manage and mitigate significant risks. Additionally, the Chief Financial Officer (“CFO”), Chief Compliance Officer (“CCO”) and General Counsel (“GC”) periodically report on the Company’s risk management policies and practices to relevant Board Committees and to the full Board. The Audit Committee reviews CVS Caremark’s major financial risk exposures as well as major operational, compliance, reputational and strategic risks, including developing steps to monitor, manage and mitigate those risks. In addition, each of the other Board Committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Management Planning and

Development Committee has oversight responsibility for the Company’s overall compensation structure, including review of its compensation practices, with a view to assessing associated risk. See “Executive Compensation and Related Matters – Compensation Discussion and Analysis – Risk Assessment.” The Board is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by its respective Committees.

The Board considers its role in risk oversight when evaluating the Company’s Corporate Governance Guidelines and its leadership structure. Both the Corporate Governance Guidelines and the Board’s leadership structure facilitate the Board’s oversight of risk and communication with management. Our independent Chairman and our CEO are focused on the Company’s risk management efforts and ensure that risk matters are appropriately brought to the Board and/or its Committees for their review.

Director Nominations

Under the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee recommends to the Board criteria for Board membership and recommends individuals for membership on the Company’s Board of Directors. Director Qualification Criteria used by the Committee in nominating directors are found in the Committee’s charter and are attached to this proxy statement as Exhibit A. Although there is no specific policy on diversity, the Committee values diversity, which it broadly views in terms of, among other things, gender, race, background and experience, as a factor in selecting members to serve on the Board. When considering current directors for re-nomination to the Board, the Committee takes into account the performance of each director. The Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, judgment, age, skills, background and experience. As desired, the Committee may confer with the other directors as to the foregoing matters.

The Nominating and Corporate Governance Committee will consider any director candidates recommended by stockholders who submit a written request to the Corporate Secretary of the Company. The candidates should meet the Director Qualification Criteria noted above. The Committee evaluates all director candidates and nominees in the same manner regardless of the source. If a stockholder would like to nominate a person for election or re-election to the Board, he or she must provide notice to the Company as provided in our by-laws. Such notice must be addressed to the Corporate Secretary and must arrive at the Company in a timely manner, between 90 and 120 days prior to the anniversary of our last annual meeting of stockholders. The notice must include (i) the name and address, as they appear in the Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder (including information concerning derivative ownership and other arrangements concerning our stock as described in our by-laws), (iii) a written consent indicating that the candidate is willing to be named in the proxy statement as a nominee and to serve as a director if elected, and (iv) any other information that the SEC would require to be included in a proxy statement when a stockholder submits a proposal. See “Other Matters – Stockholder Proposals and Other Business for our Annual Meeting in 2015” for additional information related to our 2015 annual meeting.

The retirement age for CVS Caremark directors is 72. The Company’s Corporate Governance Guidelines provide that no director who is or would be over the age of 72 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific director in exceptional circumstances.

Independence Determinations for Directors

Under the Company’s Corporate Governance Guidelines, a substantial majority of our Board must be comprised of directors who meet the director independence requirements set forth in the Corporate Governance Rules of the NYSE applicable to listed companies. Under the NYSE Corporate Governance Rules, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The basis for a Board’s determination that a relationship is not material must be disclosed in the Company’s annual proxy statement. In this regard, the Board has adopted categorical standards to assist it in making determinations of independence, which are attached to this proxy statement as Exhibit B.

The Nominating and Corporate Governance Committee of the Board undertook its annual review of director independence in March 2014 and recommended that the Board determine that each of C. David Brown II, Nancy-Ann M. DeParle, David W. Dorman, Anne M. Finucane, Jean-Pierre Millon, Richard J. Swift, William C. Weldon and Tony L. White, is independent. Mr. Merlo is not an independent director because of his employment as President and CEO of the Company.

In the course of its review as to the independence of each director, the Committee considered transactions and relationships, if any, between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries, on the other. In that regard, as to Mr. Weldon’s independence, the Committee, in making its recommendation, and the Board, in making its determination, considered that Mr. Weldon’s son is an executive officer of an entity with which the Company has ordinary course, arm’s-length business dealings, and that neither Mr. Weldon nor his son was involved in the entity’s business dealings with the Company. See “Certain Transactions with Directors and Officers”, below. After considering all relevant facts and circumstances, the Committee recommended, and the Board determined, that Mr. Weldon is independent.

Contact with the Board, the Chairman and Other Independent Directors

Stockholders and other parties interested in communicating directly with the Board, the independent Chairman of the Board or with the independent directors as a group may do so by writing to them care of CVS Caremark Corporation, One CVS Drive, Woonsocket, RI 02895. The Nominating and Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to the Board, the independent Chairman of the Board or to independent members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that she otherwise determines requires their attention. Directors shall from time to time review a log of all correspondence received by the Company that is addressed to members of the Board and may request copies of any such correspondence. Concerns relating to accounting, internal accounting controls or auditing matters will be promptly brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our CEO, CFO and Chief Accounting Officer. The Company’s Code of Conduct is available on the Company’s website at http://investors.cvscaremark.com and will be provided to stockholders without charge upon request to the Company’s Corporate Secretary. The Company intends to post amendments to or waivers from its Code of Conduct (to the extent applicable to the Company’s executive officers or directors) at that location on its website within the timeframe required by SEC rules.

Committees of the Board

The Board has established four standing committees. The table below provides membership and meeting information for each of the committees during 2013.

Name	Audit Committee		Management Planning & Development Committee		Nominating & Corporate Governance Committee		Executive Committee
C. David Brown II			X	*	X		X
Nancy-Ann M. DeParle (1)	X
David W. Dorman			X		X	*	X
Anne M. Finucane					X
Kristen Gibney Williams (2)	X
Marian L. Heard (3)			X		X
Larry J. Merlo							X
Jean-Pierre Millon	X	†
C.A. Lance Piccolo (3)					X
Richard J. Swift	X	*†					X
William C. Weldon (4)			X		X
Tony L. White (5)	X	†	X
2013 Meetings	10		5		5		6

*	Committee Chair

†	Audit Committee Financial Expert

(1)	Joined the Board and the Committee as of September 25, 2013.

(2)	Retired from the Board and the Committee as of November 1, 2013.

(3)	Retired from the Board and all Committees at the time of the 2013 Annual Meeting.

(4)	Joined the Board on March 29, 2013 and the Committees at the time of the 2013 Annual Meeting.

(5)	Joined the Audit Committee as of September 25, 2013.

Audit Committee

Each member of the Audit Committee is financially literate and independent of the Company and management under the standards set forth in applicable SEC rules and the Corporate Governance Rules of the NYSE. The Board has designated each of Messrs. Swift, Millon and White as an audit committee financial expert, as defined under applicable SEC rules. The Board has approved a charter for the Committee, which can be viewed on the Company’s website at http://investors.cvscaremark.com and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee assists the Board in its oversight of: (i) the integrity of the financial statements of the Company; (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm, for whose appointment the Committee bears principal responsibility; (iii) the performance of the Company’s internal audit function; (iv) the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures; (v) compliance with the Company’s Code of Conduct; (vi) the review of the Company’s information governance framework, including its privacy and information security programs, as well as the cybersecurity aspects of the information security program; (vii) the review of the Company’s environmental, health and safety program; (viii) review and ratification of any related person transactions in accordance with the Company’s policy on such matters; and (ix) compliance by the Company with legal and regulatory requirements, including Federal health care program requirements. The Committee also approved the Audit Committee Report that is found on page 14 of this proxy statement.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. The Board has approved a charter for the Committee, which can be viewed on the Company’s website at http://investors.cvscaremark.com and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee has responsibility for: (i) identifying individuals qualified to become Board members consistent with criteria approved by the Board; (ii) recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly-created directorships that may occur between such meetings; (iii) recommending directors for appointment to Board Committees; (iv) making recommendations to the Board as to determinations of director independence; (v) evaluating Board and Committee performance; (vi) considering matters of corporate governance and reviewing, at least annually, the Company’s Corporate Governance Guidelines and overseeing compliance with such Guidelines; and (vii) reviewing and considering the Company’s policies and practices on issues relating to corporate social responsibility, charitable contributions, political spending practices and other significant public policy issues.

Management Planning and Development Committee

Each member of the Management Planning and Development Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. No Committee member participates in any of the Company’s employee compensation programs and none is a current or former officer or employee of CVS Caremark or its subsidiaries. At its meetings, non-members, such as the CEO, the CFO, the Chief Human Resources Officer, the GC, other senior human resources and legal officers, or external consultants, may be invited to provide information, respond to questions and provide general staff support. However, no CVS Caremark executive officer is permitted to be present during any discussion of his or her compensation or performance, and the Committee exercises its prerogative to meet in executive session without management.

The Committee’s responsibilities are specified in its charter. The charter, as approved by the Board, may be viewed on the Company’s website at http://investors.cvscaremark.com and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. These responsibilities fall into six broad categories. Pursuant to its charter, the Committee: (i) oversees the Company’s compensation and benefits policies and programs generally; (ii) evaluates the performance of designated senior executives, including the CEO, and reviews the Company’s management succession plan; (iii) in consultation with the other independent directors of the Company, oversees and sets compensation for the CEO; (iv) oversees and sets compensation for the Company’s designated senior executives; (v) reviews and recommends to the Board compensation (including cash and equity-based compensation) for the Company’s non-employee directors; and (vi) prepares and recommends to the full Board the inclusion of Management Planning and Development Committee Report found on page 38 of this proxy statement. The Committee may delegate its authority relating to employees other than executive officers and directors as it deems appropriate and may also delegate its authority relating to ministerial matters.

In addition to the responsibilities defined above, the Committee is also responsible for reviewing and assessing any potential risk arising from the Company’s compensation policies and practices for its employees. In 2013, the Company performed a risk assessment of its compensation policies and practices with specific focus on incentive programs across the organization to ascertain any potential material risks that may be created by the Company’s compensation programs. In January 2014, the Committee considered the findings of the assessment and concluded that the Company’s compensation programs are aligned with the interests of its stockholders, appropriately reward pay for performance, and do not promote excessive risk-taking. For non-executives, incentives generally represent a small percentage of total compensation. The exception would be in sales where commission income can represent a significant portion of an individual’s total compensation. In that case, management assessed the goal setting process. No sales plan participants establish their own sales goals. Goals are established and the terms of consummated sales are approved by members of management who do not participate in the sales commission plans. The assessment also looked at the cost of non-executive incentive plans across the organization and determined it is not material to the Company’s financial performance.

A discussion of risk assessment with respect to the executive compensation programs is included in the Compensation Discussion and Analysis section of this proxy statement, which begins on page 17.

As provided in its charter, the Committee has the sole authority to retain an external compensation consultant, determine the scope of the compensation consultant’s services and terminate the engagement at any time. The external compensation consultant reports to the Committee Chair. Exequity LLP is the Committee’s independent compensation consultant. Pursuant to the Committee’s policy, Exequity provides no other services to the Company other than consulting services provided to the Committee related to the Company’s executive compensation programs. Exequity’s fees for executive compensation consulting to the Committee for fiscal year 2013 were $253,429. During fiscal 2013, Exequity:

■	Collected, organized and presented quantitative competitive market data for a relevant competitive peer group with respect to executive officers’ target, annual and long-term compensation levels;

■	Developed and delivered an annual Committee briefing on legislative and regulatory developments and trends in executive compensation and their implications for CVS Caremark; and

■	Collected market data and provided recommendations for non-employee director compensation to the Committee for approval by the Board.

The Committee believes that the advice it receives from Exequity is objective and not influenced by any other business relationship. The Committee and Exequity have policies and procedures in place to preserve the objectivity and integrity of the executive compensation consulting advice, including:

■	The Committee has the sole authority to retain and terminate the executive compensation consultant;

■	The consultant has direct access to the Committee without management involvement;

■	While it is necessary for the consultant to interact with management to gather information, the Committee determines if and how the consultant’s advice can be shared with management; and

■	The Committee may choose to meet with the consultant in executive session, without management present, to discuss recommendations.

The Committee conducts an annual review of the independence of its compensation consultant, taking into account the standards above, the items required to be considered under the NYSE listing standards and applicable rules and regulations. The Committee determined that its compensation consultant is independent and that its consultant’s work does not raise any conflicts.

Executive Committee

At all times when the Board is not in session, the Executive Committee may exercise most of the powers of the Board, as permitted by applicable law.

Non-Employee Director Compensation

The Company’s approach to compensating non-employee directors for Board service is to provide directors with an annual retainer mix comprised of a mandatory 75% paid in shares of Company common stock and 25% paid in cash (or 100% stock at the director’s election). The payment of a significant portion of the annual retainer, and additional retainers as outlined below, in Company common stock is consistent with our policy of using equity compensation to better align directors’ interests with stockholders. This also enhances the directors’ ability to meet and continue to comply with the stock ownership guidelines described below.

For the 2013-2014 Board year, the total annual retainer for non-employee directors was $260,000, consisting of shares of the Company’s stock valued at $195,000 (the mandatory annual stock retainer) and a cash payment of $65,000 (unless the director elected to receive 100% of the annual retainer in shares of Company stock). The annual retainer was paid in two equal installments, in May and November of 2013. Directors may elect to defer receipt of shares; deferred shares are credited with dividend equivalents to the extent dividends are paid to stockholders. There are no per meeting fees.

The Management Planning and Development Committee and the Board believe that this design appropriately reflects the ongoing commitment and accountability of directors. Service on the Board requires directors to commit significant amounts of time to Company matters year-round, not only at meetings.

For the 2013-2014 Board year, additional retainers were paid as follows: Chair of the Nominating and Corporate Governance Committee, $10,000; Chair of the Management Planning and Development Committee, $20,000; Chair of the Audit Committee, $25,000; and independent Chairman of the Board, $190,000. Each of these additional retainers was paid in two equal installments, in May and November of 2013. At least 75% of each additional retainer must be paid in shares of Company common stock, with the remaining 25% paid in either shares or cash at the director’s election. As with the annual retainer, directors may elect to defer receipt of shares for additional retainers; any deferred shares are credited with dividend equivalents to the extent dividends are paid to stockholders.

The Committee reviews director compensation periodically to insure that its practices remain competitive and aligned with the best interests of stockholders. At the end of 2013, the Committee reviewed director compensation with the assistance of its compensation consultant. Following this review, the Committee recommended and the Board approved certain increases in director compensation to become effective in May 2014. For the 2014-2015 Board year, the total annual retainer for non-employee directors will be $280,000, an increase of $20,000, consisting of shares of the Company’s stock valued at $210,000 (the mandatory annual stock retainer) and a cash payment of $70,000 (unless the director elects to receive 100% of the annual retainer in shares of Company stock). Also effective in May 2014, the Nominating and Governance Committee Chair retainer was increased by $5,000 to $15,000 and the retainer for the independent Chairman of the Board was increased by $85,000 to $275,000; 75% of each retainer must be paid in shares of Company common stock, with the remaining 25% paid in cash (unless the director elects to receive 100% of the retainer in shares of Company stock).

Ad hoc committees may be established from time to time and members may receive additional compensation for their services as approved by the Board; such compensation, if paid, will be reported in the proxy statement in the applicable year. No additional compensation is paid for service on the Executive Committee.

Director Stock Ownership Requirements

All non-employee directors must own a minimum of 10,000 shares of CVS Caremark common stock, which is worth approximately $715,000 based on the December 31, 2013 stock price of $71.57, or approximately eleven times the amount of the annual cash retainer ($65,000). Directors must attain this minimum ownership level within five years of being elected to the Board and must retain this minimum ownership level for at least six months after leaving the Board. The current level of stock pay in the director’s mix of annual compensation is intended to facilitate the directors’ ability to meet the ownership level within this timeframe. Each of our directors has attained the minimum ownership level except Ms. DeParle and Mr. Weldon, each of whom has five years from the date of her or his election to the Board in 2013 to attain the ownership requirement.

All Other Compensation and Benefits

Directors are eligible to participate in the employee discount program and are subject to the same terms of the program as Company employees. Directors are generally reimbursed for business expenses incurred directly in connection with their roles and duties on the Board, such as services provided by an executive assistant, travel, meals and lodging. The Company allows all directors to enroll themselves and their eligible dependents in the Company’s prescription drug benefit program, paying the same premium rates as employees. If a director retires from the Board with at least five years of service, the Company will allow continued participation in the prescription drug benefit plan for life, but the director must bear the full cost of the premium.

The following chart shows amounts paid to each of our non-employee directors in fiscal 2013.

Non-Employee Director Compensation – Fiscal Year 2013

Name	Fees Earned and Paid in Cash (1) ($)	Cash Fees Elected to be Paid in Stock (2) ($)	Stock Awards (2) ($)	All Other Compen- sation (3) ($)	Total ($)
C. David Brown II	0	70,000	210,000	1,790	281,790
Nancy-Ann M. DeParle (4)	27,128	16,250	129,955	—	173,333
David W. Dorman	44	114,956	345,000	—	460,000
Anne M. Finucane	65,089	—	194,911	2,557	262,557
Kristen Gibney Williams (5)	32,554	—	97,446	1,904	131,904
Jean-Pierre Millon	65,089	—	194,911	1,790	261,790
Richard J. Swift	71,250	—	213,750	1,790	286,790
William C. Weldon (6)	75,834	—	227,499	—	303,333
Tony L. White	65,089	—	194,911	630	260,630

(1)	The amounts shown include cash payments made in lieu of fractional shares to Mmes. DeParle, Finucane and Gibney Williams and Messrs. Dorman, Millon, Weldon and White.

(2)	These awards are fully vested at grant and the amounts shown represent both the fair market value and the full fair value at grant. During 2013, each director received 3,222 shares of stock with a total value of approximately $195,000 (the mandatory annual stock retainer) on the date of grant; each director electing to receive the remaining annual retainer in stock also received 1,074 shares valued at $65,000 on the date of grant. Two directors elected to receive their additional retainers in stock in lieu of cash. As of December 31, 2013, our directors had deferred receipt of shares of Company common stock as follows: Mr. Brown, 36,019 shares; Ms. DeParle, 1,018 shares; Mr. Dorman, 15,395 shares; Mr. Swift, 44,384 shares; and Mr. Weldon, 3,235 shares.

(3)	Represents Company contributions for director health and prescription benefits. Amount also includes split dollar life insurance for Ms. Gibney Williams in the amount of $792.

(4)	Ms. DeParle joined the Board in September 2013. Her compensation reflects a pro rata retainer for the portion of the 2013-2014 Board year that she served.

(5)	Ms. Gibney Williams retired from the Board in November 2013.

(6)	Mr. Weldon joined the Board in March 2013. His compensation includes a pro rata retainer for the 2012-2013 Board year.

Certain Transactions with Directors and Officers

In accordance with SEC rules, the Board has adopted a written Related Person Transaction Policy (the “Policy”). The Audit Committee of the Board has been designated as the Committee responsible for reviewing, approving or ratifying any related person transactions under the Policy.

Pursuant to the Policy, all executive officers, directors and director nominees are required to notify the Company’s GC or Corporate Secretary of any financial transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, involving the Company in which an executive officer, director, director nominee, 5% beneficial owner or any immediate family member of such a person has a direct or indirect material interest. Such officers, directors, nominees, 5% beneficial owners and their immediate family members are considered “related persons” under the Policy.

For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, step-relatives and any other person sharing the household (other than a tenant or household employee).

The GC or the Corporate Secretary will present any reported new related person transactions, and proposed transactions involving related persons, to the Audit Committee at its next regular meeting, or earlier if appropriate. The Committee shall review transactions to determine whether the related person involved has a direct or indirect material interest in the transaction. The Committee may conclude, upon review of all relevant information, that the transaction does not constitute a related person transaction, and thus that no further review is required under the Policy. On an annual basis, the Committee shall review previously approved related person transactions, under the standards described below, to determine whether such transactions should continue.

In reviewing the transaction or proposed transaction, the Committee shall consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, the availability and/or opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

If after the review described above, the Committee determines not to approve or ratify a related person transaction (whether such transaction is being reviewed for the first time or has previously been approved and is being re-reviewed), the transaction will not be entered into or continued, as the Committee shall direct.

Notwithstanding the foregoing, the following types of transactions are deemed not to create or involve a material interest on the part of the related person and will not be reviewed, nor will they require approval or ratification, under the Policy:

(i)	Transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

(ii)	Transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

(iii)	Transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity (other than a general partnership interest) which is a party to the transaction;

(iv)	Transactions in which the related person’s interest derives solely from his or her ownership of a class of equity securities of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

(v)	Transactions in which the related person’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company, which donations are made in accordance with the Company’s matching program that is available on the same terms to all employees of the Company;

(vi)	Compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the Management Planning and Development Committee;

(vii)	Director compensation arrangements, if such arrangements have been approved by the Board; or

(viii)	Indemnification payments and payments made under directors and officers indemnification insurance policies or made pursuant to the charter or by-laws of the Company or any of its subsidiaries or pursuant to any policy, agreement or instrument.

The Committee reviews the Policy on an annual basis and will recommend changes to the Board as appropriate.

Additionally, under the Company’s Corporate Governance Guidelines and its Code of Conduct, with respect to any transaction in which a director or executive officer has a personal interest, such that a potential conflict of interest could arise, the director or executive officer must report the matter immediately to the Company’s GC or the CCO who will, where appropriate, report the matter to the Nominating and Corporate Governance Committee for evaluation and appropriate resolution.

If a director has a personal interest in a matter before the Board, the director must disclose the interest to the full Board, will recuse himself or herself from participation in the discussion and will not vote on the matter.

Furthermore, proposed charitable contributions by the Company within any given fiscal year in an aggregate amount exceeding $120,000, to an entity for which a director or a member of his or her immediate family serves as a director, officer, or member of such entity’s fund-raising organization or committee, will be subject to prior review and approval by the Audit Committee (with notification to the Nominating and Corporate Governance Committee).

In addition, under the Nominating and Corporate Governance Committee’s charter, such Committee shall evaluate the possibility that a director’s independence may be compromised or impaired for Board or Committee purposes if director compensation exceeds customary levels, if the Company makes substantial charitable contributions to an organization with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director (which consulting contracts or other indirect forms of compensation are expressly prohibited for Audit Committee members).

William C. Weldon is a member of our Board. Mr. Weldon’s adult son, Ryan H. Weldon, was named an Executive Vice President and Company Group Chairman at Valeant Pharmaceuticals International, Inc. (“Valeant”) in December 2012. Valeant is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products and medical devices, including both branded and generic drugs. CVS Caremark purchases Valeant’s branded products through its wholesalers, but receives certain rebates for prescription drug dispenses directly from Valeant. Such rebates are usual and customary in the industry and are based on arm’s length negotiations; a substantial majority of such rebates are passed on to various clients of CVS Caremark’s prescription benefit management business. In addition, CVS Caremark purchases certain generic pharmaceuticals directly from Valeant and/or its wholly owned subsidiaries. Neither William Weldon nor his son was involved in the negotiation of the terms of any purchases, sales, contracts or business arrangements between the two companies. Moreover, the business unit of Valeant that Ryan Weldon heads, aesthetics, does not do business with CVS Caremark at all. Due principally to recent acquisition activity on the part of Valeant, the dollar amount of both rebates paid to CVS Caremark and direct purchases of Valeant’s generic pharmaceuticals by CVS Caremark grew significantly during 2013, to approximately $164 million and $64 million, respectively. The Audit Committee has reviewed these transactions and the circumstances under which they occurred and has determined that the transactions were reasonable and in the best interests of the Company and its stockholders.

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the “Committee”) is composed of four independent directors. Set forth below is the report of the Committee on its activities with respect to CVS Caremark’s audited financial statements for the fiscal year ended December 31, 2013 (the “audited financial statements”).

■	The Committee has reviewed and discussed the audited financial statements with management;

■	The Committee has discussed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, the matters required to be discussed under applicable auditing standards;

■	The Committee has received the written disclosures and the letter from Ernst & Young pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young its independence from the Company; and

■	Based on the review and discussions referred to above and relying thereon, the Committee recommended to the Board of Directors that the audited financial statements be included in CVS Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

Richard J. Swift, Chair

Nancy-Ann M. DeParle

Jean-Pierre Millon

Tony L. White

Share Ownership of Directors and Certain Executive Officers

The following table shows the share ownership, as of March 13, 2014, of each director, each executive officer appearing in the Summary Compensation Table found on page 39 and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares. None of the shares listed below has been pledged as collateral.

Ownership of Common Stock (1)
Name	Number		Percent
Troyen A. Brennan, M.D.	203,837	(1)(2)	*
C. David Brown II	177,421	(3)	*
Mark S. Cosby	102,336	(1)(4)	*
David M. Denton	512,837	(1)(2)(5)	*
Nancy-Ann M. DeParle	2,347	(3)	*
David W. Dorman	69,186	(3)	*
Anne M. Finucane	14,504	(6)	*
Larry J. Merlo	2,026,477	(1)(2)(4)(5)(7)	*
Jean-Pierre Millon	78,732	(8)	*
Jonathan C. Roberts	439,533	(1)(2)(4)(5)(7)	*
Richard J. Swift	48,979	(3)	*
William C. Weldon	4,839	(3)	*
Tony L. White	14,725	(9)	*
All directors and executive officers as a group (21 persons)	5,178,574	(1)(2)(3)(4)(5) (6)(7)(8)(9)	0.43%

*Less than 1%.

(1)	Includes the following shares of common stock not currently owned, but subject to options which were outstanding on March 13, 2014 and were exercisable within 60 days thereafter: Dr. Brennan 95,315; Mr. Cosby, 48,026; Mr. Denton, 345,911; Mr. Merlo, 815,826; Mr. Roberts, 268,020; and all executive officers as a group, 2,249,410.

(2)	Includes the following shares of common stock granted under the Company’s 1997 Incentive Compensation Plan and/or 2010 Incentive Compensation Plan (together, the “ICPs”) that remain subject to certain restrictions regarding employment and transfer as provided in the ICPs: Dr. Brennan 56,187; Mr. Denton, 85,869; Mr. Merlo, 264,753; Mr. Roberts, 76,474; and all executive officers as a group, 680,153.

(3)	Includes the following shares of common stock constituting deferred non-employee director compensation, which do not have current voting rights: Mr. Brown, 36,169; Ms. DeParle, 1,022; Mr. Dorman, 15,460; Mr. Swift, 44,570; Mr. Weldon 3,248; and all non-employee directors as a group, 100,469.

(4)	Includes the following shares of common stock that were receivable upon the lapse of restrictions on restricted stock units or the exercise of options, but the actual receipt of which was deferred pursuant to the Company’s Deferred Stock Compensation Plan, and which do not have current voting rights: Mr. Cosby, 8,355; Mr. Merlo, 473,996; Mr. Roberts, 59,195; and all executive officers as a group, 812,097.

(5)	Includes shares of common stock held by the Trustee of the ESOP that are allocated to the executive officers as follows: Mr. Denton, 1,618; Mr. Merlo, 6,365; Mr. Roberts, 5,097; and all executive officers as a group, 17,534.

(6)	Includes 14,504 shares held in a family trust.

(7)	Includes the following hypothetical shares of common stock held in notional accounts in the Company’s unfunded Deferred Compensation Plan, which do not have current voting rights: Mr. Merlo, 5,156; Mr. Roberts, 1,423 and all executive officers as a group, 7,049.

(8)	Includes 78,732 shares held in a family trust.

(9)	Includes 7 shares held by Mr. White’s wife.

Share Ownership of Principal Stockholders

We have been notified by the entities in the following table that each is the beneficial owner (as defined by the rules of the SEC) of more than five percent (5%) of our common stock. According to the most recent Schedule 13G filed by the beneficial owner with the SEC, these shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of Shares Beneficially Owned (1)(2)	Percent of Class Owned (1)(2)
Common Stock	BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	69,953,725	5.9%
Common Stock	FMR LLC (2) 245 Summer Street Boston, MA 02210	60,472,032	5.1%

(1)	Information based on a Schedule 13G/A filed February 4, 2014. BlackRock, Inc. (“BlackRock”) is the parent holding company of a number of subsidiaries that hold CVS Caremark common stock for the benefit of various investors. BlackRock and/or its subsidiaries have sole voting power with respect to 53,249,199 of these shares and sole dispositive power with respect to 69,918,744 of these shares.

(2)	Information based on a Schedule 13G filed February 14, 2014. FMR LLC (“FMR”) is the parent holding company of a number of subsidiaries that hold CVS Caremark common stock for the benefit of various investors. FMR and/or its subsidiaries have sole voting power with respect to 10,937,480 of these shares and sole dispositive power over all of these shares.

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

At CVS Caremark, our executive compensation philosophy and practice reflects our strong commitment to paying for performance – both short- and long-term. Performance is defined as the achievement of results against our challenging internal financial targets, which take into account relative financial measures of our external peer group as well as industry and market conditions. We believe that our multi-faceted executive compensation plans, with their integrated focus on short- and long-term metrics, provide an effective framework by which progress against our strategic goals may be appropriately measured and rewarded.

2013 was a very strong performance year for the Company, one that set the stage for continued strong performance in the future. The positive results of 2013 are reflected in the 2013 Management Incentive Plan (“MIP”) payouts and three-year Long-Term Incentive Plan (“LTIP”) payouts. However, due to operational challenges in the Company’s Medicare Part D business that resulted in the imposition of sanctions by the Centers for Medicare & Medicaid Services (“CMS”), MIP payouts to some of our Named Executive Officers (“NEOs”) and other members of our executive management team were impacted based on each individual’s role and level of responsibility as it relates to our Medicare Part D business. Under SEC rules, our NEOs include our CEO, CFO and each of our three other most highly compensated executive officers for services rendered in all capacities to the Company during the 2013 fiscal year.

Throughout this Compensation Discussion and Analysis, we refer to Adjusted EPS, EBIT (or Operating Profit), free cash flow and RoNA (or return on net assets). When we use these terms, unless we specifically refer to them as “GAAP” (which stands for “U.S. Generally Accepted Accounting Principles”), we are referring to non-GAAP financial measures. Exhibit C to this proxy statement contains an explanation of how we calculate these measures.

Business Highlights and Performance Success

Through our unmatched, integrated assets in retail pharmacy, including retail health clinics, and in pharmacy benefits management (“PBM”), we delivered robust top and bottom line growth in 2013, as demonstrated by the following accomplishments:

■	Total shareholder return of 50.4%.

■	Generated a record $126.8 billion in revenues (up 3.0% over 2012) and healthy profitable growth in all of our businesses; year-over-year, our pharmacy services segment was up 3.8% and our retail pharmacy segment rose 3.1%.

■	Increased Adjusted EPS nearly 16%, excluding one-time items in 2012 and 2013; PBM operating profit rose nearly 15% year-over-year, and retail operating profit grew 10% over the same period.

■	Executed a disciplined capital allocation strategy and returned more than $5 billion to stockholders:

■	Announced an increase of our quarterly dividend by 22% starting in the first quarter of 2014 – our eleventh consecutive year of dividend increases; and

■	Completed approximately $4 billion of share repurchases.

■	Generated free cash flow of $4.4 billion and net cash from operating activities of $5.8 billion.

■	Continued to increase our share of the retail pharmacy market, operating in 95 of the top 100 markets and holding the number 1 or 2 ranking in 86 of the markets in which we operate.

■	Delivered on working capital improvement targets.

■	Continued the successful execution of our ongoing PBM streamlining and platform consolidation efforts.

■	Affiliated our MinuteClinic retail health clinic operation with 30 leading health systems and operated 800 MinuteClinic locations in 28 states and the District of Columbia.

We believe that these successes are the result of our key initiatives over the last several years and will serve as the foundation for significant growth in the future.

Say-on-Pay Results and Actions Taken for 2013

In 2013, CVS Caremark had its third non-binding stockholder vote on our executive pay programs for our NEOs (“say-on-pay”). The result was favorable, with 95.2% of the stockholders voting in support of our executive pay programs. While the stockholder vote on our executive pay was quite positive, the Management Planning and Development Committee of the Board (the “Committee”) nevertheless determined it was appropriate to consider changes to our executive compensation programs and practices to maintain alignment with stockholders, and to remain competitive with the market. The Committee approved the following changes in 2013:

■	Amended the policy on stock option grants to prohibit re-pricing of stock options;

■	Adopted best practices to prevent insider trading and established predetermined grant dates for new hire equity awards;

■	Based MIP funding for all participants on enterprise results for operating profit and customer/client satisfaction; and

■	Approved changes to retirement provisions in long-term stock incentive award agreements to allow continued vesting of stock options and pro rata vesting of restricted stock units (“RSUs”) following an approved retirement.

These Committee actions were in addition to the Committee’s performance of its normal responsibilities as set forth in the Committee charter, which is described in the “Management Planning and Development Committee” section on page 8.

Key Corporate Governance and Compensation Best Practices

The Committee regularly reviews best compensation practices in governance and design and, over the last several years, has revised the Company’s policies and practices in several areas, including:

■	No Excise Tax Gross-Ups: The Company does not provide any additional cash compensation to any of our executive officers to reimburse them for any tax liability as a result of the receipt of any cash, equity compensation or other benefits, except for certain benefits pursuant to broad-based plans or policies applicable to a large number of employees, such as relocation policies. In 2012, the executives who had pre-existing “golden parachute” excise tax gross-up arrangements related to change in control payments voluntarily amended their existing contracts or agreements to eliminate these provisions, with no additional compensation provided as a result of the amendments. Therefore, no Company executives are eligible for golden parachute excise tax gross-ups.

■	Double Trigger Vesting of Equity Awards: In 2012, the 2010 ICP was amended to eliminate single trigger vesting of future equity awards on a change in control. Consequently, in order to accelerate the vesting of outstanding equity awards, the Company now requires an involuntary termination following a change in control.

■	No Option Repricing: In 2014, the Company’s policy on stock option grants was amended to explicitly incorporate language to prohibit repricing of stock options. Although the Company has not re-priced options in the past, this amendment formalized the prohibition of this practice.

■	No Recycling of Shares: In 2012, the 2010 ICP was amended to eliminate the provisions that allowed for shares that were cancelled, expired, forfeited, settled in cash, surrendered for taxes or otherwise terminated without delivery to the award recipient to be available for new awards. Although the Company has not used recycled shares for new awards, this amendment formalized this prohibition.

■	Share Award Retention: Each of our Business Planning Committee (“BPC”) members (which include our NEOs) participates in our long-term target incentive plans. The BPC members are prohibited from selling or trading the shares of stock delivered pursuant to the long-term incentive plans for two years from the payment date, further aligning the interests of our executives with the interests of our stockholders.

■	Stock Ownership Guidelines: Each BPC member is subject to stock ownership guidelines, requiring compliance within five years of becoming a member of the BPC. The CEO must own shares of CVS Caremark common stock with a value equal to five times annual base salary and all other BPC members must own common stock with a value equal to three times annual base salary.

■	Annual Risk Review: The Committee oversees an annual risk assessment of the Company’s executive compensation plans, policies and practices to ensure they do not result in employees taking actions that may conflict with the Company’s long-term interests.

■	Recoupment Policy: Incentive compensation should be consistent with the Company’s goal of ensuring financial statement accuracy and encouraging ethical behavior. To that end, CVS Caremark maintains a recoupment policy for all annual and long-term incentive awards granted to executive officers. More information about the Company’s recoupment policy can be found on page 36.

■	Anti-Hedging Policy: The Committee, the Board and executive management take very seriously their responsibilities and obligations to exhibit the highest standards of ethical behavior relative to selling and trading Company stock. Under a policy that was updated in 2013, all transactions in Company stock by directors and executive officers must be pre-cleared by the Company’s General Counsel (“GC”) or the Corporate Secretary. Further, CVS Caremark’s directors, executive officers and other employees may not:

■	Trade in Company securities on a short-term basis (Company stock purchased in the open market must be held for at least six months);

■	Purchase our stock on margin or pledge Company stock or any stock incentive award as collateral for a loan or margin account;

■	Engage in short sales or purchases of our stock;

■	Buy or sell puts, calls, exchange traded options or other derivative securities (other than stock options granted by the Company); or

■	Engage in any hedging transactions, including prepaid variable forward contracts, equity swaps, collars and exchange funds, in each case that are designed to hedge or offset any decrease in the market value of equity securities.

■	Closed Supplemental Executive Retirement Plan (“SERP”): Effective March 2010, the Company adopted a policy stating that the Company will no longer offer SERP benefits to new participants. Mr. Merlo, a long-tenured executive of the Company, is the only remaining active employee participant in the SERP.

■	Senior Executive Severance Policy: CVS Caremark has a policy not to enter into future severance agreements with senior executives that provide for cash severance benefits in excess of 2.99 times the sum of the executive’s base salary plus target annual cash incentive.

■	Independent Compensation Consultant: The Committee’s consultant performs services only for the Committee. To verify independence, each year the Committee reviews the independence of the compensation consultant in relation to the six independence factors identified in the NYSE’s rules to ensure that there are no conflicts of interest.

■	Limited Perquisites and Personal Benefits: As discussed further in “Other Benefits – Perquisites and Other Personal Benefits,” the Company believes it is appropriate to limit the number and amount of perquisites and personal benefits provided to the NEOs.

Introduction

This section of the proxy statement explains how our executive compensation programs are designed and operate with respect to our NEOs, who for 2013 are:

■	Larry J. Merlo, President and CEO;

■	David M. Denton, EVP and CFO;

■	Troyen A. Brennan, M.D., EVP and Chief Medical Officer;

■	Mark S. Cosby, former EVP and President – CVS/pharmacy, who left employment with the Company effective December 31, 2013; and

■	Jonathan C. Roberts, EVP and President – CVS Caremark Pharmacy Services.

Pay for Performance

A primary component of the Company’s human resources strategy – to ensure that we have high caliber leadership – is the identification, recruitment, development and placement of key management and business talent. The Board and the executive management team believe that a crucial aspect of successfully executing this strategy is maintaining a comprehensive, integrated and well defined executive compensation program, one that provides competitive and differentiated levels of pay based on corporate and individual performance and reinforces the alignment of executive interests with those of stockholders. Pay for performance is emphasized in our approach to executive compensation and is measured based on the results of our programs against our financial targets and relative to the external market.

As in previous years, the Committee requested and reviewed an historical assessment of the relationship between CVS Caremark’s performance and executive pay relative to our 2013 Peer Group (as defined below). The purpose of this assessment was to ensure pay was directionally aligned with performance and to validate the goal setting approach and overall assessment of our pay program effectiveness. The approach is one of several reviewed by the Committee to ensure alignment with stockholders. The following graphs illustrate the results of the Committee’s core assessment and illustrate the relationship between our CEO’s real compensation (defined as base salary earned; incentives earned; value of restricted shares or RSUs that vest during the period; value of stock options exercised during the period; and changes in value of unvested restricted shares/RSUs and unexercised options held during the period) and the Company’s performance as measured by total shareholder return (“TSR”) – over one-year (2012) and three-year (2010 – 2012) periods (the most recent periods with respect to which financial and compensation data were available at the time of the study). In the following graphs, data points that are within the shaded area designate peer companies that exhibit ideal pay-performance relationships. Data points below the shaded area identify peer companies where pay was lower than expected given the organization’s proven performance, and those data points above the shaded area suggest the opposite.

As shown in the graph above, compensation realized by CVS Caremark’s CEO in 2012 ranked at the 37th percentile, while the Company’s TSR ranked at the 58th percentile, indicating that our CEO’s realized compensation was lower than expected given Company performance relative to peer results.

Similarly, the graph below illustrates the relationship between CEO pay rank and the relative return to stockholders for CVS Caremark and the Peer Group over the 3-year period 2010 to 2012. Relative compensation earned and TSR are both similarly aligned to the 1-year graph above.

These assessments demonstrate the Committee’s commitment to maintaining practices that ensure our executive compensation aligns with results in a manner that benefits our investors.

Executive Compensation Philosophy and Core Principles

The Committee establishes CVS Caremark’s executive compensation philosophy and oversees the implementation of its related strategies and practices. The Committee has identified five core principles that drive our executive compensation philosophy and that management and the Committee believe motivate our executive officers to continually improve the financial and operating position of the Company, encourage personal responsibility for the performance of the business and deliver long-term stockholder value. Our core principles are:

■	Support, communicate and drive achievement of our business strategies and goals.

■	Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which we compete for business and talent.

■	Motivate high performance from executive officers in an incentive-driven culture by delivering greater rewards for superior performance and reduced awards for underperformance.

■	Closely align the interests of executive officers with stockholders’ interests and foster an equity ownership environment.

■	Reward achievement of short-term results as well as long-term stockholder value creation.

The Committee believes each component of our executive compensation program furthers one or more of our five core principles, as outlined in the following chart:

Compensation Element	Objectives and Key Features	Principles Supported
Base Salary

■     Provides a minimum, fixed level of cash compensation commensurate with experience, role and responsibility

■     Reviewed annually and adjusted periodically based on comparability to external market peers, position responsibility, individual qualifications, performance and corporate profitability

■ Attract and retain the highest caliber executive officers
Annual Cash Incentive

■     Induces near-term value-added decisions

■     Annual cash incentive targets are set as a percentage of base salary

■     Payments are based on a formula that includes performance against operating profit target

■     Minimum performance threshold (below which no payment will be made) and capped maximum payouts

■     Support, communicate and drive achievement of CVS Caremark’s business strategies and goals

■     Attract and retain the highest caliber executive officers

■     Motivate high performance among executive officers in an incentive-driven culture

Compensation Element	Objectives and Key Features	Principles Supported
Long-Term Incentives

■     Rewards multi-year financial success

■     Target awards are established at the start of the cycle based on competitive pay information, level of responsibility in the organization, and desired mix of long term incentive pay relative to other pay components

■     Generally paid equally in cash and Company common stock based on meeting pre-established performance goals during specified performance cycles

■     Minimum performance threshold (below which no payment will be made) and capped maximum payouts

■     The executive is prohibited from selling or trading shares for two years following the payment date

■     Support, communicate and drive achievement of CVS Caremark’s business strategies and goals

■     Attract and retain the highest caliber executive officers

■     Motivate high performance among executive officers in an incentive-driven culture

■     Closely align the interests of executive officers with stockholders’ interests and foster an equity ownership environment

■     Reward achievement of short-term results as well as long-term stockholder value creation

Stock Options and RSUs

■     Rewards creation of long-term value by encouraging executives to focus on long-term financial progress with the dual objective of enhancing stockholder value and promoting executive retention

■     Annual nonqualified stock option grants with seven-year terms that vest in four equal installments on each of the first, second, third and fourth anniversaries of the grant date and return actual value only to the extent that the Company’s stock price appreciates

■     Annual RSU awards vest only upon continued employment with the Company; annual RSU awards for NEOs vest in two equal installments, on the third and fifth anniversaries of the grant date

■     Target awards are established based on competitive pay information, level of responsibility in the organization and the emphasis on long term incentive pay as the key component of the executive pay program

■     Support, communicate and drive achievement of CVS Caremark’s business strategies and goals

■     Attract and retain the highest caliber executive officers

■     Motivate high performance among executive officers in an incentive-driven culture

■     Closely align the interests of executive officers with stockholders’ interests and foster an equity ownership environment

■     Reward achievement of short-term results as well as long-term stockholder value creation

Compensation Element	Objectives and Key Features	Principles Supported
Deferred Compensation Plan (“DCP”) and Deferred Stock Compensation Plan (“DSP”)

■     Provide savings in a tax-efficient manner and enhance focus on stock ownership

■     The DCP offers a variety of investment choices, none of which represents an above-market return, with up to a 5% match on eligible compensation deferred into the DCP, offset by any match provided under the qualified defined contribution plan

■     The DSP units fluctuate in value based on the performance of the Company’s common stock

■ Attract and retain the highest caliber executive officers ■ Closely align the interests of executive officers with stockholders’ interests and foster an equity ownership environment

Annual Decision Making Process

Pay Positioning. Each year, the Company’s management recommends for Committee approval financial performance targets that are challenging and, if achieved, can deliver superior value to stockholders. Consistent with the setting of ambitious performance targets, CVS Caremark positions its aggregate target total direct compensation (base salary plus annual and long-term incentives) for its executive officers at the median of our Peer Group. The Committee believes it is appropriate to reward the executive management team with compensation above the competitive median if the ambitious financial targets associated with the variable pay programs are exceeded. Conversely, if the financial targets are not met, awards are reduced to levels that rest below the median.

Benchmarking. Each year, the Committee reviews the peer group against which financial performance and compensation competitiveness are assessed. The Committee approved a peer group used to make award recommendations and set target compensation levels for 2013. The peer group was constructed to recognize that CVS Caremark competes for talent outside of its specific industry segments. The peer group is comprised of companies from across general industry that are similar to CVS Caremark in terms of industry affiliation, labor market, and operating and character image. The peer group consists of the following companies, ranging from approximately $44 billion to $473.1 billion in revenues and approximately $37.1 billion to $258.3 billion in market capitalization:

Peer Group Members	2013 Revenues ($B)	December 31, 2013 Market Capitalization ($B)
AT&T Inc.	$128.8	$185.2
The Boeing Company	86.6	102.6
Comcast Corporation	64.7	135.5
Costco Wholesale Corporation	106.4	52.3
Express Scripts Holding Company	104.1	56.6
The Home Depot, Inc.	78.8	116.0
Johnson & Johnson	71.3	258.3
Lowe’s Companies, Inc.	53.4	51.8
McKesson Corporation	130.4	37.1
Merck & Co., Inc.	44.0	146.5
PepsiCo, Inc.	66.4	126.8
Pfizer Inc.	51.6	198.5
The Procter & Gamble Company	84.2	220.7
Target Corporation	72.6	40.0
UnitedHealth Group Incorporated	122.5	74.4
Verizon Communications Inc.	120.6	145.8
Walgreen Co.	73.2	54.6
Wal-Mart Stores, Inc.	473.1	254.6
The Walt Disney Company	46.0	134.3
CVS Caremark Corporation	$126.8	$ 84.4

Annual Decision Making

The review of current year performance and planning for performance targets for the following year generally begins in the fourth quarter of each year. Preliminary financial results and total compensation market data for the executives are reviewed in November of each year, together with any stockholder comments received.

In January, the Committee reviews preliminary financial results with respect to TSR, growth in revenue, GAAP operating profit growth, diluted GAAP EPS growth and return on net assets, and it considers tentative incentive award payouts for the completed fiscal year. For NEOs other than the CEO, final decisions on actual incentive awards for the prior year performance are made in February after Committee discussion of the CEO’s review of individual executive contribution and performance.

The CEO’s performance is reviewed in a separate manner. In January, the CEO presents to the independent directors of the Board a self-assessment of his performance against his Board-approved strategic, operational and financial goals. The independent Chairman of the Board and the Committee Chair facilitate a private meeting with all of the independent directors to discuss and assess the performance of the CEO. Committee members consider the independent directors’ assessments in reviewing the CEO’s total compensation and to determine his annual incentive compensation award and equity compensation grants.

The final step in the annual planning and decision making process occurs in the February – March timeframe, when the Committee establishes financial targets for the current year incentive plans and approves any base salary changes and individual target incentive award levels for the current year. The annual cycle of reviewing and developing the Company’s executive compensation programs and pay levels is a multi-step process that incorporates peer group information, consideration of say-on-pay results, and both short and long-term Company results compared to objectives.

The Committee followed this process in connection with all of its decision making that related to compensation matters in 2013.

Pay Mix

Cash versus Non-Cash Compensation

The Committee recognizes the competitive need for an appropriate amount of cash compensation, comprised of base salary, annual incentive and the cash portion of a long-term target incentive award. As part of its annual review of the competitiveness and effectiveness of the CVS Caremark compensation program, the Committee monitors the relative levels of cash and non-cash compensation to ensure the mix includes an appropriate percentage of non-cash components.

Fixed versus Variable Compensation

The annual incentive program, long-term target incentive plans and service-based equity award program tie a significant amount of variable compensation to an executive’s continued employment (subject to the vesting and forfeiture provisions of the stockholder-approved incentive plan and their equity grant agreements) and the performance of CVS Caremark common stock over the vesting and option exercise periods. The performance metrics for the annual incentive and long-term target incentive plans and the range of opportunity relative to target are consistent for all the NEOs, including the CEO. However, in determining individual awards the Committee considers the appropriate individual target incentive opportunity.

For fiscal year 2013, the percentage of target total direct compensation represented by at-risk pay (target annual incentives and long-term incentives consisting of stock options, RSUs and long-term performance incentive awards) for CVS Caremark’s NEOs was as follows:

Components of Executive Compensation Program

The Committee believes a well-balanced executive compensation program must motivate and reward participants for delivering annual financial results. It must also focus the executives’ attention on long-term goals that track financial progress and value creation. These long-term goals include profitability and total stockholder value, typically measured by returns on the Company’s common stock. The Committee recognizes that while stock prices are generally a good indicator of corporate performance over time, external factors that are beyond CVS Caremark’s influence may also have an impact on its stock price. Consequently, the Committee believes that in addition to stock price, other performance indicators including profitability and sound financial management of our working capital should also be measured and factored into payments under our executive compensation program. The Committee has designed its executive compensation program in a manner intended to achieve these objectives.

Base Salary

The Committee annually reviews the base salaries of all senior officers, including the NEOs, and adjusts them as needed to maintain competitiveness and consistency with evolving responsibilities. Changes to the base salaries of the NEOs made in 2013 are shown below. The increases to base salary in 2013 for Messrs. Merlo and Denton and Dr. Brennan reflect the outcome of our annual competitive review of peer group compensation, as well as each executive’s contribution to the Company and the critical roles they continue to play in our future growth and success.

Executive Name and 2013 Title(s)	2012 Salary	2013 Salary	Percentage Increase
Larry J. Merlo, President and CEO	$1,300,000	$1,350,000	4%
David M. Denton, EVP and CFO	$700,000	$825,000	18%
Troyen A. Brennan, M.D., EVP and Chief Medical Officer	$600,000	$650,000	8%
Mark S. Cosby, former EVP and President – CVS/pharmacy	$900,000	$900,000	—
Jonathan C. Roberts, EVP and President – CVS Caremark Pharmacy Services	$900,000	$900,000	—

Annual Incentive Awards

CVS Caremark maintains an annual Management Incentive Plan (the “MIP”) for its executive officers under the provisions of the stockholder-approved 2010 ICP. The Company’s MIP reflects the Company’s pay-for-performance philosophy in which a significant portion of executive compensation is linked to Company performance and is therefore at-risk.

The MIP rewards the NEOs based on performance relative to predetermined financial and operating targets. In determining 2013 targets, the Committee reviewed CVS Caremark’s performance against prior year performance, the Company’s strategic and operational goals for 2013, current and projected external business conditions and progress represented by 2013 annual goals against CVS Caremark’s long-term financial objectives.

For 2013, the financial performance target for annual incentives was $7,819 million in Operating Profit. The Committee believes that Operating Profit is an appropriate performance metric for the annual incentive plan, as it measures management’s success in delivering short-term stockholder value while maintaining momentum toward the achievement of longer-term financial progress. Corporate performance against this metric carries an 80% weight in the determination of final award funding.

Customer service and client satisfaction account for the remaining 20% of award funding; 10% is based on the Retail Customer Service score, which measures customer service in the retail segment and 10% is based on an aggregation of client satisfaction metrics from the PBM segment, covering mail order, specialty pharmacy and account/client services. Typically, the financial impact of certain legal settlements and other one-time events, such as an acquisition, would be excluded from the calculation of actual performance at year-end.

The Committee establishes a target annual incentive opportunity for each executive officer. The target annual incentive opportunity is the award that may be earned if CVS Caremark’s actual performance equals the operating profit and customer service and client satisfaction targets established at the beginning of the year. The target award opportunity is expressed as a percentage of base salary, and is determined using a variety of relevant factors including, but not limited to, CVS Caremark’s Peer Group practices, the aggressiveness of the 2013 Operating Profit target and the desired ratios of cash to non-cash and fixed to variable compensation for each executive officer.

Actual MIP awards earned are a function of performance relative to the Committee-approved financial and operational targets. On initial review, awards are formulated such that overachievement against targets ordinarily generates awards that are greater than target, while underperformance yields awards that are less than target. However, the Committee is authorized to apply its negative discretion to adjust formulated awards downward to account for the executive officer’s individual contribution to the achievement of strategic, operational and financial goals, competitive considerations and any other factor the Committee deems appropriate.

The table below lists the formulated award levels available to each NEO at threshold, target and maximum levels of creditable performance.

	Annual Incentive Opportunity as a Percentage of Base Salary
Executive Name	At Threshold Performance Levels	At Target Performance Levels	At Maximum Performance Levels
Larry J. Merlo	60%	200%	400%
David M. Denton	45%	150%	300%
Troyen A. Brennan, M.D.	38%	125%	250%
Mark S. Cosby	45%	150%	300%
Jonathan C. Roberts	45%	150%	300%

The following table identifies the levels of performance that corresponded to the funding of individual award levels in 2013, along with the actual levels of demonstrated results with respect to each measure:

Annual Incentive Plan Funding

	Operating Profit (80% weighting)		Customer Service and Client Satisfaction (20% weighting)
	Level of Performance Achieved	Level of Payout of Target	Retail Customer Service (10%)	PBM Client Satisfaction (10%)
Below Minimum	<96.9% of Target	0%	0%	0%
Threshold	96.9% of Target	30%	25%	25%
Target	$7,819.0 million	100%	100%	100%
Maximum	≥3% over Target	200%	100%	100%
Actual	$7,979.0 million	173%	100%	0%

Performance with respect to Operating Profit, Customer Service and Client Satisfaction goals resulted in a formulated funding level of 156% of target. When determining if negative discretion should be applied to formulated award levels, the Committee took into account specific events such as progress in the entry into new markets, closings of strategic acquisitions to complement CVS Caremark’s existing businesses, new MinuteClinic openings, as well as retail operating margins, inventory management and streamlining efforts in the pharmacy services segment, the strengthening of the Company’s cash flow position, positioning for future growth and each executive officer’s individual contributions during the year.

After reviewing all of the relevant factors, the Committee applied negative discretion to the calculated awards for the NEOs other than Mr. Denton. For each of these NEOs, the Committee factored in a shared accountability for the operational challenges that resulted in the imposition of CMS sanctions on our Medicare Part D business in early 2013.

Other factors the Committee considered to determine each executive’s final incentive payment were:

■	Mr. Merlo’s award reflects the significant level of achievement of the performance metrics described above, his overall contribution to the enterprise performance as President and CEO and his leadership in positioning the Company for future growth.

■	Mr. Denton continues to strengthen CVS Caremark’s balance sheet. Under Mr. Denton’s direction, the Company generated substantial free cash flow, continues to improve its working capital position and expects the trend to continue. His 2013 annual cash incentive award reflects these successes and level of achievement of the performance metrics described above, as well as his contributions toward the strategic initiatives of the Company.

■	Dr. Brennan’s annual cash incentive award reflects his leadership of strategic and clinical initiatives which strengthened the Company’s position and reputation as a leader in the health care industry, including the expansion of MinuteClinic.

■	Mr. Cosby’s annual cash incentive award reflects the revenue and profitability growth of the retail segment of the business as well as his contributions to the enterprise strategic initiatives. A reduction was applied to reflect the weak front store performance during the latter half of the year.

■	Mr. Roberts’ annual cash incentive award acknowledges the significant level of achievement and improvement of the results in the pharmacy services business line under his leadership as President of the unit. His incentive was further reduced as a consequence of regulatory issues in the pharmacy services segment.

Actual annual incentive award payouts earned are set forth in the following table:

Annual Incentive Plan Awards

	Actual Annual Incentive Payout for 2013
Executive Name	Payout as Percent of Target	Payout in Dollars
Larry J. Merlo	148.2%	$ 4,001,400
David M. Denton	156.0%	$ 1,930,500
Troyen A. Brennan, M.D.	148.1%	$ 1,203,400
Mark S. Cosby	128.7%	$ 1,737,450
Jonathan C. Roberts	128.7%	$ 1,737,450

Long-Term Incentive Compensation

The Committee believes strongly in the use of long-term incentive compensation for executives to reinforce four strategic objectives:

■	Focus on the importance of returns to stockholders;

■	Promote the achievement of long-term performance goals;

■	Encourage executive retention; and

■	Promote meaningful levels of Company stock ownership by executives.

The key elements of the Company’s long-term incentive compensation offering are an annual stock option and RSU grant, which only vest upon continued employment with the Company, and long-term performance incentive awards, generally paid equally in cash and Company common stock, which reward financial success over periods greater than one year (the “LTI plans”). The Committee believes that this structure properly balances the incentive required to drive achievement of the four strategic objectives noted above with the amount and timing of the rewards dependent on the successful achievement of Company objectives. The structure also reinforces the alignment between executive and stockholder interests. All three of these long-term compensation elements are delivered under the provisions of our 2010 ICP.

To determine the overall opportunity and appropriate mix of equity instruments, the Committee considers a variety of factors, including competitive market positioning against comparable executives in the Peer Group, potential economic value realized, timing of vesting and taxation. Along with a review of Peer Group long-term incentive award practices, the Committee considers the retentive value of the unvested equity awards held by each executive officer to determine whether additional awards to secure continued employment with the Company were warranted. The Committee also considers, except in the case of the award to the CEO, the recommendations of the CEO for each of the executive officers.

2013 Long-Term Incentive Awards

In March 2013, the Committee reviewed all aspects of our LTI plans and RSU and option grant programs, including competitiveness of the executive’s target award opportunities, impact on shares outstanding and the timing and potential economic impact offered by future vesting of RSU grants and vesting and exercise of stock option grants. Based on this review, the Committee adopted the following target mixes for long-term incentives for NEOs in 2013:

As in the past, each of our performance and equity based long-term incentives will continue to be earned independently, meaning that successful achievement of any of the financial goals established for any of the LTI plans will not trigger or accelerate vesting of the RSU or stock option grants; similarly, any awards payable under the LTI plans will be based solely on results as measured against the relevant performance metric and will not be affected by any value realized by the RSU or stock option grants.

2013 Option and RSU Grants. Since 2004, the contractual term of all CVS Caremark options has been fixed at seven years. Starting in 2011, options granted to executives typically vest in four equal installments on each of the first, second, third and fourth anniversaries of the grant date. The annual RSU grants made to the NEOs vest in two equal installments: 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date.

The Committee has consistently approved annual equity grants, including stock options and RSUs, in the first quarter of each year and has made such awards without regard to the timing of the release of the Company’s financial results for the year or the timing of the release of any other material non-public information. For fiscal 2013, the grant date was set as the first business day of the Company’s second quarter, which was April 1, 2013.

The full grant date fair value of the stock options and RSUs granted to each NEO during fiscal 2013 is shown in the Summary Compensation Table on page 39. Additional information about the 2013 awards, including stock option exercise price and the number of shares subject to each award, is shown in the Grants of Plan-Based Awards Table on page 41.

2013-2015 LTI Plan Awards. The LTI plan for the three-year performance period from 2013-2015 is based on performance against our three-year return on net assets goal modified by our TSR. Actual return on net assets performance compared to the goal will determine the initial amount of the award and relative TSR compared to the S&P 500 over the three-year period will modify the award. If TSR is in the top third of the S&P 500 for the performance period, the calculated awards will be adjusted upwards by 25%; if in the middle third, no change to the calculated awards; and if in the bottom third, the calculated awards will be adjusted downwards by 25%. The plan focuses on sustainable financial progress and optimal use of the Company’s assets, which we expect will contribute to our strategic initiatives to improve CVS Caremark’s working capital and free cash flow, modified by the market’s view of the Company’s achievements through TSR.

Generally, 50% of the awards earned under the LTI plans will continue to be paid in cash due to, among other reasons, the executives’ need for current cash to meet tax obligations occasioned on the settlement of the vesting of RSU awards. However, the target cash portion of the long-term incentive compensation component generally will not exceed 25% of the total target long-term compensation. The executive is prohibited from selling or trading awarded shares for two years following the payment date, which further reinforces an alignment of executives’ interests with that of stockholders.

2011-2013 LTI Plan Awards. All of the executive officers listed in the Summary Compensation Table received performance awards in 2013 for the 2011-2013 LTI plan performance. The target performance goal was Return on Net Assets (RoNA) of 27.42%. The following table sets forth minimum, threshold and maximum goals, and the range of potential payouts as a percent of target:

	% of RoNA Target	Payout Level as a % of Target
Minimum	< 99.1%	0%
Threshold	99.1%	50%
Target	100.0%	100%
Maximum	102.0%	200%

Potential payouts at minimum, threshold, target and maximum award levels are shown in the chart below. After the application of permitted financial adjustments to the calculation of performance results, the actual result for the performance period was 109.6% of target, resulting in awards of 200% of the target amounts.

2011 – 2013 LTIP Opportunities and Awards

Executive Name	Minimum Award (% of target)	Threshold Award (% of target)	Target Award (% of target)	Maximum Award (% of target)	Actual Cash Award ($)	Actual Stock Award (# of Shares)
Larry J. Merlo	0%	50%	100%	200%	$4,500,012	63,993
David M. Denton	0%	50%	100%	200%	$1,500,004	21,331
Troyen A. Brennan, M.D.	0%	50%	100%	200%	$1,150,057	16,353
Mark S. Cosby (1)	0%	50%	100%	200%	$4,000,000	—
Jonathan C. Roberts	0%	50%	100%	200%	$1,300,064	18,486

(1)	Mr. Cosby received his 2011 – 2013 LTIP payout fully in cash because he was not employed by the Company at the time of payment.

Partnership Equity Program. In addition to the core long-term incentive compensation plans described above, since 1997 the Company has maintained the Partnership Equity Program (“PEP”). No NEO received a PEP award in 2013. PEP is designed to ensure that those executives with significant impact on the future success of CVS Caremark have a substantial “at-risk” personal equity investment in CVS Caremark common stock and is generally provided to selected newly-hired or newly-promoted senior executives in critical positions that can drive the strategic objectives of the Company. The Committee believes that PEP strongly links the economic interests of senior executives with CVS Caremark stockholders, provides future long-term compensation opportunities that are competitive in the external marketplace and that reflect internal responsibility levels, and assures key management stability, retention, motivation and long-term focus on corporate strategy. To invest in PEP, an executive chooses to purchase a number of “Employee-Purchased RSUs,” which are matched by CVS Caremark on a one-for-one basis (“Company-Matching RSUs”) and vest on the fifth anniversary of the purchase date. In addition, the executive receives an option to purchase shares of CVS Caremark common stock equal to ten times the number of Company-Matching RSUs. The stock option grant vests ratably on each of the third, fourth and fifth anniversaries of the grant date. Vesting for both the stock option grant and the Company-Matching RSU award is contingent upon the executive retaining the Employee-Purchased RSUs until all of the stock options and Company-Matching RSUs are vested, and upon the continued employment of the executive through the vesting period.

Supplemental Executive Retirement Plan

CVS Caremark maintains the unfunded Supplemental Retirement Plan I for Select Senior Management of the Company (“SERP”), which is designed to supplement the retirement benefits of selected executive officers. The SERP is a legacy plan in which participation has decreased over the years as individuals have retired from the Company. As stated above, the Company adopted a policy in March 2010 stating that the Company will no longer offer SERP benefits to new participants. Mr. Merlo is the only active employee participant in the SERP. An overview of the SERP design, which is based on a final average pay formula, and the actuarial present value of the accumulated pension benefits of Mr. Merlo as of December 31, 2013 are shown in the Pension Benefits Table on page 46.

Other Benefits

The Company maintains medical and dental insurance, life insurance and short- and long-term disability insurance programs for all of its employees. Executive officers are eligible to participate in these programs on the same basis and with the same level of financial subsidy by CVS Caremark as the rest of the Company’s salaried employees.

Executive officers may participate in the CVS Future Fund, which is the Company’s qualified defined contribution, or 401(k), plan. An eligible CVS Caremark employee may defer up to 85% of his or her total eligible compensation, defined as salary plus annual incentive, to a maximum defined by the Internal Revenue Service (“IRS”); in 2013, that maximum was $17,500 plus an additional $5,500 for those age 50 and above. After the first full year of employment, CVS Caremark will match the employee’s deferral dollar-for-dollar up to a maximum equaling 5% of total eligible compensation. CVS Caremark’s matching cash contributions into the CVS Caremark Future Fund for the NEOs who participated are a component of the All Other Compensation Table on page 40.

The Company offers other benefits which are available to eligible employees, including executive officers, as follows.

Deferred Compensation Plans and Deferred Stock Plan

Eligible executive officers may choose to defer compensation once earned and vested into the CVS Caremark Deferred Compensation Plan (the “DCP”) and the CVS Caremark Deferred Stock Compensation Plan (the “DSP”), which are available to all U.S. employees who meet the Internal Revenue Code (“IRC”) definition of a “highly compensated employee.” The plans are intended to provide retirement savings in a tax-efficient manner and enhance focus on stock ownership. The DCP offers a variety of investment crediting choices, none of which represents an above-market return. The individual contributions of Messrs. Merlo, Denton, Cosby and Roberts and Dr. Brennan during fiscal 2013 to the DCP and the DSP, including earnings on those contributions, any distributions during 2013 and total account balances as of the end of 2013, are shown in the Nonqualified Deferred Compensation Table on page 47.

Perquisites and Other Personal Benefits

With the exception of certain gross-up payments payable pursuant to plans or policies applicable to a large number of employees, such as our relocation policy, CVS Caremark generally does not provide perquisites or other personal benefits to its executive officers other than the few items discussed in this section. CVS Caremark also does not provide any additional cash compensation to any of the executive officers to reimburse them for any income tax liability as a result of the receipt of any cash or equity compensation, benefit or perquisite. In 2013, the Company terminated the broad-based “death benefit only” program in which Messrs. Merlo, Denton and Roberts participated. As a result, the Company provided company-paid whole-life insurance policies to all participants, including Messrs. Merlo, Denton and Roberts, to replace this benefit. As the premium payments were considered taxable income to each program participant, the Company provided a gross-up payment to cover any related taxes.

CVS Caremark provides an allowance to each of the executive officers to cover the cost of a Company-provided financial planner to assist with personal financial and estate planning. The Company believes it is important to provide to our executives the professional expertise required to ensure they maximize the efficiencies of the Company’s compensation and benefit programs and are able to devote their full attention to the management of the Company. The Company maintains corporate aircraft that may be used by Company employees to conduct Company business. Pursuant to an executive security program established by the Board upon the Committee’s recommendation, the CEO is required to use the Company’s aircraft for all travel needs, including personal travel, in order to minimize and more efficiently use his travel time, protect the confidentiality of his travel and the Company’s business, and enhance his personal security. Certain other NEOs were also permitted to use the Company’s corporate aircraft for personal travel on a very limited basis during fiscal 2013. In addition, CVS Caremark provides an allowance to the NEOs to cover the costs of the installation and maintenance of home security monitoring systems. While the Committee believes these security costs are business expenses, disclosure of these costs as personal benefits is required. The value of all of these items is treated as income taxable to the executives. The Company provides no reimbursement for these costs nor does it pay the taxes or any other expenses associated with these costs on behalf of the executives.

The aggregate incremental cost to the Company of providing these personal benefits to each of the NEOs during fiscal 2013 is shown in the Summary Compensation Table on page 39.

Other Compensation Policies

Stock Ownership Guidelines

The Committee has long been mindful of the importance of equity ownership by directors and executive management as an effective link to stockholders and, as such, the Board maintains stock ownership guidelines for all directors and BPC members and requires that directors and BPC members achieve compliance with the ownership requirements within five years of becoming a director or BPC member. NEOs must maintain ownership levels as set forth in the table below. Shares included in the calculation to assess compliance with the guidelines include shares owned outright, unvested RSUs, shares held in the DSP and shares purchased through the Employee Stock Purchase Plan. Unexercised stock options do not count toward satisfying the guidelines. The Committee believes that these requirements emphasize the importance of equity ownership for the Board and executive management, which in turn reinforces alignment with stockholder interests. To further reinforce this commitment, the Committee annually reviews the policy and compliance by directors and executives.

Executive Name	Multiple of Salary Required	In Compliance
Larry J. Merlo	5x	Yes
David M. Denton	3x	Yes
Troyen A. Brennan, M.D.	3x	Yes
Mark S. Cosby	3x	Yes
Jonathan C. Roberts	3x	Yes

Securities Trades by Company Personnel

The Committee and the executive management of the Company take seriously their responsibilities and obligations to exhibit the highest standards of behavior relative to selling and trading Company stock. Under a policy that was updated in 2013, all transactions in Company stock contemplated by any director, executive officer or designated employee who has a significant role in, or access to, the Company’s financial reporting process (collectively “Insiders”), must be pre-cleared by either the General Counsel or the Corporate Secretary. Insiders are generally prohibited from trading in any securities of the Company except during periods of varying length beginning shortly after the release of the Company’s financial results for each quarter, and Insiders and other employees may be required to refrain from trading during other designated periods when significant developments or announcements are anticipated. Even during periods when trading is otherwise allowed, no director or employee is permitted to trade in the securities of the Company if he or she possesses material non-public information. In addition, it is the Company’s policy that Insiders and other employees may not engage in any of the following activities with respect to securities of the Company:

■	Trading in Company securities on a short-term basis (stock purchased in the open market must be held for at least six months);

■	Purchasing stock on margin or pledging Company stock or any stock incentive award as collateral for a loan or margin account;

■	Engaging in short sales or purchases of our Company stock;

■	Buying or selling puts, calls, exchanged traded options or other derivative securities (other than exercising stock options granted by the Company); or

■	Engaging in any hedging transactions, including prepaid variable forward contracts, equity swaps, collars and exchange funds, in each case that are designed to hedge or offset any decrease in the market value of equity securities.

Executives are encouraged to transact in Company stock pursuant to a 10b5-1 trading plan, which is a contract that allows the executive to sell a pre-determined number of shares at a time in the future when conditions in the plan are met. However, there are comprehensive guidelines that govern the use of 10b5-1 trading plans including: (i) a plan may not be entered into, altered, or terminated during a blackout period or when an executive is in possession of material non-public information; (ii) it must be pre-approved; (iii) the plan must provide that transactions will only be executed pursuant to the plan if the sale price is at market price or above a specified minimum price per share that must be at least 75% of the closing price of CVS Caremark common stock on the last trading day preceding the date on which the plan in entered into or amended; (iv) the plan must provide that no transactions will be executed pursuant to the plan for at least 30 days, and if the plan is amended, no transactions will be effected under the amended plan for at least 60 days or until the beginning of the next trading window, whichever is longer; (v) if the plan is terminated prior to its scheduled expiration, any new plan that is entered into must provide that no transactions will be executed pursuant to the new plan prior to the 60th day following the termination of the prior plan or until the beginning of the next trading window, whichever is longer; (vi) the plan may not provide that transactions are to be completed at the discretion of any individual; (vii) the term of the plan must be at least six months and not more than 18 months; (viii) an individual generally may not maintain more than one plan at any given time; and (ix) individuals with a trading plan in place may not trade outside of that plan.

Recoupment

The Company maintains a recoupment policy that applies to all annual and long-term incentive awards granted to executive officers, effective with performance cycles beginning in 2009 and thereafter. These provisions apply in cases where financial or operational results used to determine an award amount are meaningfully altered based on fraud or material financial misconduct (collectively, “Misconduct”), as determined by the Board, and apply to any executive officer determined to have been involved in the Misconduct.

The recoupment policy applies to Misconduct committed during the performance period and allows for the discovery of Misconduct during the performance period or the three-year period following the performance period. The policy allows for the recoupment of the entire award, not only excess amounts generated by the Misconduct, subject to the determination of the Board, and the recoupment provisions may apply even where there is no financial restatement.

Risk Assessment

The Committee oversaw a risk assessment of the Company’s executive compensation programs to ascertain any potential material risks that may be created by the compensation program. Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our employees taking actions that may conflict with the Company’s long-term interests. The Committee considered the findings of its assessment and concluded that the Company’s compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy and do not encourage executives to take unnecessary or excessive risks. The Committee considered the following attributes of the program:

■	the balance between short- and long-term incentives;

■	consideration of qualitative as well as quantitative performance factors in determining compensation payouts, including minimum and maximum performance thresholds, funding that is based on actual results measured against pre-approved financial and operational goals and metrics that are clearly defined in all plans;

■	incentive compensation with an equity component through which value is best realized through long-term appreciation of stockholder value;

■	incentive compensation components that are paid or vest over an extended period;

■	the relationship between performance and incentive payouts relative to peers;

■	stock ownership guidelines that are reasonable and align executives’ interests with those of stockholders; and

■	a recoupment policy that allows the Company to recover incentive-based compensation paid in situations of fraud or material financial misconduct.

Agreements with Executive Officers

CVS Caremark has entered into an employment agreement (the “Employment Agreement”) with Mr. Merlo and change in control agreements (the “CIC Agreements”) with Messrs. Denton, Cosby and Roberts and Dr. Brennan. All of the agreements have been previously disclosed.

Our executive officers generally have long tenure with the Company and have provided the vision and leadership that have built CVS Caremark into the successful enterprise that it is today. The Committee believes that the interests of stockholders are best served by ensuring that the interests of our senior management are aligned with our stockholders. Change-in-control benefits are intended to eliminate, or at least reduce, the reluctance of senior management to pursue potential change-in-control transactions that may be in stockholders’ best interests. The security of competitive change-in-control arrangements serves to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which the Company requires focused and thoughtful leadership to ensure a successful outcome. Accordingly, the Employment Agreement and the CIC Agreements provide certain specified “double trigger” severance benefits to the covered executives in the event of their termination under certain circumstances following a change in control. The Committee believes a “double trigger” severance benefit provision is more appropriate, as it provides an incentive for greater continuity in management following a change in control. “Double trigger” benefits require that two events occur in order for severance to be paid, typically a change in control followed by the executive’s involuntary termination of employment. The 2010 ICP was also amended in 2012 to require a “double trigger” for vesting of change in control benefits.

The Committee reviews the severance benefits annually with the assistance of its compensation consultant to evaluate both their effectiveness and competitiveness. The review in fiscal 2013 found the current level of benefits to be within competitive norms for design. Details of payments made to the executives upon a change in control and various termination scenarios; provisions for the treatment of equity awards, SERP and other benefits; and estimated payments that would be made to the executives whose employment terminates following a change in control may be found in Payments/(Forfeitures) Under Termination Scenarios beginning on page 48.

Compliance with IRC Section 162(m)

IRC Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the three other most highly compensated executive officers at year end, other than the chief financial officer. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee considers the deductibility of executive compensation under Section 162(m), but may authorize certain payments in excess of $1 million. As a matter of compensation design, the Board adopted and stockholders approved the 2010 ICP, under which the Committee may grant annual equity awards, stock options and certain other LTI plan awards to senior executives, including the NEOs. Certain of the awards granted thereunder are intended to qualify as performance-based compensation and therefore not be subject to the $1 million limitation on deductibility. Awards under the MIP, which are earned based on performance relative to predetermined financial and operating targets, are designed with the intention that amounts paid to the NEOs will qualify as performance-based compensation and therefore be deductible by the Company. Under the MIP, the Committee retains negative discretion to reduce an award to an NEO in the event the

Committee determines it is appropriate to do so based on the Committee’s assessment of relevant factors, including the NEO’s individual contribution to the achievement of goals and other competitive considerations.

The Committee generally intends to design certain portions of NEO compensation that are over $1 million in order to qualify such compensation as performance-based compensation under Section 162(m). The Committee believes it is important to retain flexibility to structure the Company’s executive compensation program and practices in a manner that the Committee determines is in the best interests of the Company and its stockholders. Although the Committee generally intends to preserve the tax deduction under Section 162(m) where possible, the Committee retains discretion to operate the Company’s executive compensation programs in a manner designed to promote varying company goals. As a result, the Committee may from time to time conclude that certain compensation arrangements are in the best interest of CVS Caremark and its stockholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements might not qualify for tax deductibility. Elements of the executive compensation program that do not comply with the deduction rules of IRC Section 162(m) include base salaries above $1 million and time-vested RSU awards.

Management Planning and Development Committee Report

The Management Planning and Development Committee has reviewed and discussed the Compensation Discussion and Analysis above with management and based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K and this proxy statement.

C. David Brown II, Chair

David W. Dorman

William C. Weldon

Tony L. White

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by the Company’s CEO, CFO and each of our three other most highly compensated executive officers for services rendered in all capacities to the Company during the 2013 fiscal year.

Summary Compensation Table

Name & Principal 2013 Positions (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total ($)
Larry J. Merlo President and Chief Executive Officer	2013 2012 2011	1,337,500 1,287,500 1,208,333	— — —	6,750,048 6,500,004 4,500,026	4,000,002 3,750,001 2,250,002	8,501,412 6,373,092 3,834,020	8,467,509 2,210,254 2,071,265	2,273,691 209,246 211,144	31,330,162 20,330,097 14,074,790
David M. Denton Executive Vice President and Chief Financial Officer	2013 2012 2011	793,750 681,250 606,250	— — —	2,125,028 2,000,016 1,750,031	1,375,006 1,250,000 1,000,003	3,430,504 2,098,511 1,168,500	— — —	1,004,604 32,302 35,942	8,728,892 6,062,079 4,560,726
Troyen A. Brennan, M.D. Executive Vice President and Chief Medical Officer	2013	637,500	—	1,250,048	600,001	2,353,457	—	181,689	5,022,695
Mark S. Cosby Former Executive Vice President and President – CVS/pharmacy	2013 2012 2011	900,000 900,000 300,000	— — 1,350,000	1,000,006 1,500,010 5,500,015	750,004 750,009 1,500,000	5,737,450 2,592,000 937,000	— — —	262,733 145,448 7,908	8,650,193 5,887,467 9,594,923
Jonathan C. Roberts Executive Vice President and President – CVS Caremark Pharmacy Services	2013 2012	900,000 766,667	— —	1,625,043 2,025,074	875,007 2,141,742	3,037,514 2,835,034	— —	1,623,783 94,906	8,061,347 7,863,423

(1)	Mr. Merlo became President and CEO on March 1, 2011. He was previously President and Chief Operating Officer, as well as President – CVS/pharmacy. Mr. Cosby joined the Company effective September 1, 2011 and left the Company effective December 31, 2013. Mr. Roberts became President – CVS Caremark Pharmacy Services effective September 1, 2012; he was previously Chief Operating Officer – CVS Caremark Pharmacy Services.

(2)	Included in the stock award column is the full grant date fair value of all restricted stock unit awards (“RSUs”) made to the executive in 2013. Also included is the portion of the LTIP award for performance years 2013 – 2015 that would be made in non-transferable shares at the target level of performance at the completion of the performance cycles. The amount of the 2013 – 2015 LTIP award that is payable in cash at the completion of the performance cycles will be reported in the 2016 proxy statement. For 2013, the amounts reported with respect to 2013 RSUs and the LTIP award, respectively, for each of the named executive officers are as follows: for Mr. Merlo, $4,000,048 and $2,750,000; for Mr. Denton, $1,375,028 and $750,000; for Dr. Brennan, $600,048 and $650,000; for Mr. Cosby, $750,006 and $250,000; and for Mr. Roberts, $875,043 and $750,000.

(3)	The figures shown are the full fair value on the date of grant. For a discussion of the assumptions and methodologies used to value the stock and option awards, please see the discussion of stock awards and option awards contained in our 2013 Annual Report to Stockholders, Notes to Consolidated Financial Statements at Note 10, “Stock Incentive Plans”.

(4)	The figures shown include amounts earned in 2013 as annual cash incentive awards and the cash portion of the 2011 – 2013 LTIP cycle.

(5)	The amounts reported in this column represent only changes in pension value, as the Company does not pay above-market earnings on deferred compensation. The Company adopted a policy in 2010 stating that the Company will not offer SERP benefits to new participants. Mr. Merlo is the only participant in the SERP. For additional information on the SERP, see “Pension Benefits” beginning on page 45.

(6)	Set forth below is additional information regarding the amounts disclosed in the All Other Compensation column.

All Other Compensation – 2013

Name & Principal 2013 Positions	Perquisites & Other Personal Benefits (a) ($)	Company Contributions to Defined Contribution Plans (b) ($)	Insurance Premiums (c) ($)	Other (d) ($)
Larry J. Merlo President and Chief Executive Officer	116,493	316,475	1,521,007	319,716
David M. Denton Executive Vice President and Chief Financial Officer	17,693	16,900	896,299	73,712
Troyen A. Brennan, M.D. Executive Vice President and Chief Medical Officer	19,915	103,875	—	57,899
Mark S. Cosby Former Executive Vice President and President – CVS/pharmacy	35,574	174,600	—	52,559
Jonathan C. Roberts Executive Vice President and President – CVS Caremark Pharmacy Services	28,367	161,640	1,369,307	64,469

(a)	The amounts above reflect the following: for Mr. Merlo, $15,000 for financial planning services, $26,538 for home security, $66,955 associated with personal use of company aircraft, and $8,000 associated with the CVS Caremark Charity Classic; for Mr. Denton, $15,000 for financial planning services, $194 for home security and $2,499 associated with personal use of company aircraft; for Dr. Brennan, $14,915 for financial planning services, and $5,000 associated with the CVS Caremark Charity Classic; for Mr. Cosby, $15,000 for financial planning services, $2,412 for home security and $18,162 associated with relocation expenses and related gross-up for taxable expenses paid pursuant to a broad-based plan applicable to a large number of employees; for Mr. Roberts, $15,000 for financial planning services, $194 for home security, $5,173 associated with personal use of company aircraft and $8,000 associated with the CVS Caremark Charity Classic. The Company determines the amount associated with personal use of Company aircraft by calculating the incremental cost to the Company based on the cost of fuel, trip-related maintenance, deadhead flights, crew travel expenses, landing fees, trip-related hangar costs and smaller variable expenses.

(b)	For 2013, this amount includes Company matching contributions to the CVS Caremark Future Fund of $12,750 for each of Messrs. Merlo, Denton, Cosby and Roberts and Dr. Brennan. It also includes Company matching contributions credited to notional accounts in the unfunded Deferred Compensation Plan equal to: for Mr. Merlo $303,725; for Mr. Denton, $4,150; for Dr. Brennan, $91,125; for Mr. Cosby, $161,850; and for Mr. Roberts, $148,890.

(c)	Reflects whole life insurance policy premiums that replaced the terminated Death Benefit Only benefit effective October 1, 2013, which were previously disclosed in the Non-Qualified Table Deferred Compensation Table equal to: for Mr. Merlo, $791,836; for Mr. Denton, $473,246; and for Mr. Roberts $712,861. Also includes tax gross-up on the value of those premiums, paid pursuant to a broad-based plan applicable to a large number of employees equal to: for Mr. Merlo, $729,171; for Mr. Denton, $423,053; and for Mr. Roberts, $656,446.

(d)	This amount includes cash dividends paid by the Company on unvested restricted stock units; for Mr. Merlo, $243,509; for Mr. Denton, $73,712; for Dr. Brennan, $57,899; for Mr. Cosby, $52,559; and for Mr. Roberts, $59,226. Also includes cash dividends paid by the Company on deferred restricted stock units, as noted in the Nonqualified Deferred Compensation table equal to: for Mr. Merlo, $76,207 and for Mr. Roberts, $5,243.

Grants of Plan-Based Awards

This table reflects awards granted under the Company’s annual cash incentive plan for 2013, the 2013 – 2015 LTIP cycle, and the annual equity awards for 2013, which include stock options and RSUs.

Grants of Plan-Based Awards – 2013

Name & Principal 2013 Positions	Award Type	Date of Committee Action	Grant Date	Est. Future Payouts Under Non- Equity Incentive Plan Awards			Est. Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Larry J. Merlo	Stock Options	2/19/2013	4/1/2013								314,713	54.53	4,000,002
President and Chief Executive Officer	Annual RSUs	2/19/2013	4/1/2013							73,355			4,000,048

	Annual Cash			810,000	2,700,000	5,400,000
	LTIP (13-15)	3/6/2013	3/6/2013	1,100,000	2,750,000	5,500,000	21,064	52,661	105,322				2,750,000

David M. Denton	Stock Options	2/19/2013	4/1/2013								108,183	54.53	1,375,006
Executive Vice President and Chief Financial Officer	Annual RSUs	2/19/2013	4/1/2013							25,216			1,375,028
	Annual Cash			371,250	1,237,500	2,475,000
	LTIP (13-15)	3/6/2013	3/6/2013	300,000	750,000	1,500,000	5,744	14,362	28,724				750,000

Troyen A. Brennan, M.D.	Stock Options	2/19/2013	4/1/2013								47,207	54.53	600,001
Executive Vice President and Chief Medical Officer	Annual RSUs	2/19/2013	4/1/2013							11,004			600,048
	Annual Cash			243,750	812,500	1,625,000
	LTIP (13-15)	3/6/2013	3/6/2013	260,000	650,000	1,300,000	4,978	12,447	24,894				650,000

Mark S. Cosby	Stock Options	2/19/2013	4/1/2013								59,009	54.53	750,004
Former Executive Vice President and President – CVS/pharmacy	Annual RSUs	2/19/2013	4/1/2013							13,754			750,006
	Annual Cash			405,000	1,350,000	2,700,000
	LTIP (13-15)	3/6/2013	3/6/2013	300,000	750,000	1,500,000	5,744	14,362	28,724				750,000

Jonathan C. Roberts	Stock Options	2/19/2013	4/1/2013								68,844	54.53	875,007
Executive Vice President and President – CVS Caremark Pharmacy Services	Annual RSUs	2/19/2013	4/1/2013							16,047			875,043
	Annual Cash			405,000	1,350,000	2,700,000
	LTIP (13-15)	3/6/2013	3/6/2013	300,000	750,000	1,500,000	5,744	14,362	28,724				750,000

(1)	Share numbers determined based on the closing price of our stock on the applicable grant date. For Mr. Cosby, the LTIP 2013-2015 award will be fully paid in cash due to his December 31, 2013 separation, and will be paid pro rata, based on the portion of the cycle during which he was employed.

The stock option awards shown above vest in equal installments on the first, second, third and fourth anniversaries of the date of grant and expire in seven years from the date of grant. As described above, the Company’s policy is to establish the exercise price for stock options as the closing price of the Company’s common stock on the grant date. Annual RSU grants typically vest in increments of 50% on the third anniversary of the grant and 50% on the fifth anniversary of the grant.

If earned, a portion of the 2013 – 2015 LTIP cycle awards will be reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for the relevant year in which payment may be made.

Outstanding Equity Awards at Fiscal Year-End

This table reflects stock option and RSU awards granted to the executive officers specified in the table under the Company’s 1997 and 2010 ICPs that were outstanding as of December 31, 2013.

Outstanding Equity Awards at 2013 Year-End

	Stock Option Awards						Stock Awards
Name & Principal 2013 Positions	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
Larry J. Merlo President and Chief Executive Officer	4/2/2007	136,089	—	(2)	34.42	4/2/2014	4/1/2009	23,132	(5)	1,655,557
	4/1/2008	144,144	—	(2)	41.17	4/1/2015	4/1/2010	20,702	(5)	1,481,642
	4/1/2009	185,572	—	(2)	28.10	4/1/2016	4/1/2011	64,360	(6)	4,606,245
	4/1/2010	152,988	—	(2)	36.23	4/1/2017	4/2/2012	83,204	(6)	5,954,910
	4/1/2011	120,574	120,576	(4)	34.96	4/1/2018	4/1/2013	73,355	(6)	5,250,017
	4/2/2012	83,184	249,552	(4)	45.07	4/2/2019	3/7/2012				61,507	(8)	4,402,056
	4/1/2013	—	314,713	(4)	54.53	4/1/2020	3/6/2013				52,661	(8)	3,768,948

David M. Denton Executive Vice President and Chief Financial Officer	4/2/2007	14,113	—	(2)	34.42	4/2/2014	4/1/2010	4,313	(7)	308,681
	3/5/2008	12,420	—	(3)	40.28	3/5/2018	4/1/2011	28,605	(6)	2,047,260
	4/1/2008	26,811	—	(2)	41.17	4/1/2015	4/2/2012	27,735	(6)	1,984,994
	4/1/2009	48,178	—	(2)	28.10	4/1/2016	4/1/2013	25,216	(6)	1,804,709
	4/1/2010	95,618	—	(2)	36.23	4/1/2017	3/7/2012				16,774	(8)	1,200,515
	4/1/2011	53,588	53,590	(4)	34.96	4/1/2018	3/6/2013				14,362	(8)	1,027,888
	4/2/2012	27,728	83,184	(4)	45.07	4/2/2019
	4/1/2013	—	108,183	(4)	54.53	4/1/2020

Troyen A. Brennan, M.D. Executive Vice President and Chief Medical Officer	4/1/2011	33,493	33,494	(4)	34.96	4/1/2018	4/1/2009	6,006	(5)	429,849
	4/2/2012	16,637	49,911	(4)	45.07	4/2/2019	4/1/2010	4,658	(5)	333,373
	4/1/2013	—	47,207	(4)	54.53	4/1/2020	4/1/2011	17,878	(6)	1,279,528
							4/2/2012	16,641	(6)	1,190,996
							4/1/2013	11,004	(6)	787,556
							3/7/2012				12,860	(8)	920,390
							3/6/2013				12,447	(8)	890,832

Mark S. Cosby Former Executive Vice President and President – CVS/pharmacy	9/1/2011	—	57,503	(2)	35.78	9/1/2018	4/2/2012	16,641	(9)	1,190,996
	4/2/2012	16,637	49,911	(4)	45.07	4/2/2019	4/1/2013	13,754	(10)	984,374
	4/1/2013	—	59,009	(4)	54.53	4/1/2020	3/7/2012				11,183	(8)	800,367
							3/6/2013				4,787	(8)	342,606

	Stock Option Awards						Stock Awards
Name & Principal 2013 Positions	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
Jonathan C. Roberts Executive Vice President and President – CVS Caremark Pharmacy Services	4/2/2007	60,484	—	(2)	34.42	4/2/2014	4/1/2009	4,226	(5)	302,455
	4/1/2008	86,487	—	(2)	41.17	4/1/2015	4/1/2010	2,761	(5)	197,605
	4/1/2009	101,708	—	(2)	28.10	4/1/2016	4/1/2011	22,884	(6)	1,637,808
	4/1/2010	61,196	—	(2)	36.23	4/1/2017	4/2/2012	19,415	(6)	1,389,532
	4/1/2011	42,871	42,872	(4)	34.96	4/1/2018	9/4/2012	11,095	(5)	794,078
	4/2/2012	19,409	58,230	(4)	45.07	4/2/2019	4/1/2013	16,047	(6)	1,148,484
	9/4/2012	—	108,870	(3)	45.93	9/4/2022	3/7/2012				14,538	(8)	1,040,485
	4/1/2013	—	68,844	(4)	54.53	4/1/2020	3/6/2013				14,362	(8)	1,027,888

(1)	The value of the RSUs is based on $71.57, which was the closing price of the Company’s stock on December 31, 2013, the last trading day of our fiscal year.

(2)	The stock options vest in one-third increments on each of the first, second and third anniversaries of the date of grant.

(3)	The stock options vest in one-third increments on each of the third, fourth and fifth anniversaries of the date of grant and expire ten years from the date of grant.

(4)	The stock options vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the date of grant.

(5)	RSUs vest on the fifth anniversary of the date of grant.

(6)	RSUs vest in increments of 50% on the third anniversary of the grant date and on the fifth anniversary of the grant date.

(7)	RSUs vest in increments of 50% on the third anniversary of the grant date and on the later of the fifth anniversary of the grant date or the executive’s 55th birthday.

(8)	Represents non-transferable shares to be delivered to each of the executives for outstanding LTIP performance cycles in effect for 2012-2014 cycle and 2013-2015 cycle, assuming in each case that the target level of performance will be achieved. For Mr. Cosby, represents prorated target pursuant to provision of the LTIP with respect to his separation from the Company prior to completion of the cycles, and will be paid entirely in cash.

(9)	One-half of the RSUs will be forfeited due to Mr. Cosby’s separation from the Company on December 31, 2013.

(10)	The RSUs will be forfeited due to Mr. Cosby’s separation from the Company on December 31, 2013.

Option Exercises and Stock Vested

The table below reflects information for the fiscal year ended December 31, 2013 concerning options exercised and the vesting of previously granted RSUs and non-transferable shares for each of the executive officers specified in the table. The value of the shares acquired upon exercise of the options and the shares represented by the vesting of RSUs is based on the closing price of our stock on the date of exercise and the date of vesting, respectively.

Option Exercises and Stock Vested – 2013

	Option Awards		Stock Awards
Name & Principal 2013 Positions	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Larry J. Merlo President and Chief Executive Officer	—	—	186,824	11,148,922

David M. Denton Executive Vice President and Chief Financial Officer	—	—	39,942	2,493,547

Troyen A. Brennan, M.D. Executive Vice President and Chief Medical Officer	209,427	5,441,080	60,929	3,925,532

Mark S. Cosby Former Executive Vice President and President – CVS/pharmacy	115,006	2,483,589	50,243	3,029,093

Jonathan C. Roberts Executive Vice President and President – CVS Caremark Pharmacy Services	—	—	45,964	2,780,479

(1)	Includes RSUs vested and deferred during 2013: for Mr. Merlo, 122,831; and for Mr. Roberts, 15,333.

(2)	Includes the value of RSUs vested and deferred during 2013 as of respective deferral dates also shown in the Nonqualified Deferred Compensation Table: for Mr. Merlo, $6,648,934; and for Mr. Roberts, $818,276.

Pension Benefits

The Company maintains the unfunded Supplemental Retirement Plan I for Select Senior Management of the Company (the “SERP”) to supplement the retirement benefits of select executives in lieu of a qualified defined benefit plan. The SERP is a legacy plan in which participation has decreased over the years as executives selected for participation have retired from the Company. The plan does not allow new members, and the Management Planning and Development Committee adopted a policy in 2010 restricting participation in the SERP under the current benefit formula to those executives participating in the plan at the time the policy was adopted. Mr. Merlo is the only active employee participant in the SERP; Messrs. Denton, Cosby and Roberts and Dr. Brennan do not participate.

Under the SERP’s benefit formula, participants (including Mr. Merlo and certain retired executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the SERP) for each year of service up to 30 years, with no offset for any amounts provided by the Company’s qualified plans, Social Security or other retirement benefits. Final compensation for purposes of the SERP benefit formula is the average of the executive’s three highest years of annual salary and annual cash bonus during the last ten years of service. The estimated credited years of benefit service for Mr. Merlo as of the measurement date of December 31, 2013 was 30 years (Mr. Merlo’s years of service are capped at 30, in accordance with the terms of the SERP). Benefits under the SERP formula are payable in annual installments for the life of the executive, unless the executive has made an advance election in accordance with plan and IRS rules to have the benefit paid in the form of a lump sum or joint and survivor annuity of equivalent actuarial value. Mr. Merlo has made an election to receive his entire benefit payable on account of termination of employment in the form of a lump sum.

No benefits are payable to an eligible executive until he terminates employment. After termination of employment, SERP benefits are payable (i) immediately, if the executive is age 55 or older at the time of termination, regardless of years of service, or (ii) upon reaching age 55, if the executive is younger than 55 at the time of termination and five or more years of Company service were completed prior to termination. As of the measurement date, Mr. Merlo was eligible for an immediate benefit.

The accumulated value in the Pension Benefits Table and Summary Compensation Table is based on the benefit accrued as of the measurement date payable as a lump sum commencing on the earliest unreduced retirement age (55) using assumptions which include a 3.50% discount rate as of December 31, 2013. Mr. Merlo is fully vested in his accrued benefit. For further information regarding pension assumptions, please see the Notes to the Consolidated Financial Statements in our Annual Report to Stockholders for the fiscal year ended December 31, 2013.

Pension Benefits – 2013

Name & Principal 2013 Positions	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Larry J. Merlo President and Chief Executive Officer	SERP	30	30,260,032	—

David M. Denton Executive Vice President and Chief Financial Officer	N/A	—	—	—

Troyen A. Brennan, M.D. Executive Vice President and Chief Medical Officer	N/A	—	—	—

Mark S. Cosby Former Executive Vice President and President – CVS/pharmacy	N/A	—	—	—

Jonathan C. Roberts Executive Vice President and President – CVS Caremark Pharmacy Services	N/A	—	—	—

Nonqualified Deferred Compensation

Executive officers and selected members of senior management may participate in the CVS Caremark Deferred Compensation Plan (the “DCP”) and the CVS Caremark Deferred Stock Plan (the “DSP”). The DCP allows participants to defer payment of a portion of their salary and all or a portion of their annual cash incentive (and in the case of executive officers, all or a portion of any LTI plan cash award) to facilitate their personal retirement or financial planning. For participants in the DCP, the Company provides a maximum match of up to 5% of the salary and annual cash incentive deferred, plus an additional match for matching contributions only on amounts that cannot be deferred into qualified 401(k) plans due to IRS plan limits.

The investment crediting options for the DCP mirror those offered for the CVS Caremark Future Fund. Each year, the amount of a participant’s deferred compensation account increases or decreases based on the appreciation and/or depreciation in the value of the investment crediting alternatives selected by the participant. There are no vesting requirements on deferred amounts or earnings on deferred amounts.

Executive officers and selected members of management are eligible to participate in the DSP, in which they may elect to defer settlement of RSUs beyond the scheduled vesting date. Dividend equivalents are reinvested during the deferral period. Messrs. Merlo and Roberts deferred portions of their equity-based compensation in the DSP.

Executive officers are not permitted to defer proceeds of stock option exercises.

The amounts shown in the table below for “Cash” and “Stock” were deferred pursuant to the DCP and the DSP, respectively. In prior years, also included in the “Aggregate Balance” column was approximately $3.3 million due to Messrs. Merlo, Denton and Roberts from the Company upon the death of the executive under an unfunded “death benefit only” life insurance arrangement. As of October 1, 2013, the “death benefit only” arrangement was terminated and replaced with whole life insurance policies. Details of premium amounts and other payments for these policies can be found in the footnotes to the All Other Compensation table on page 40. The termination of this benefit is also discussed in the “Perquisites and Other Personal Benefits” section on page 34.

Nonqualified Deferred Compensation – 2013

Name & Principal 2013 Positions	Type	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last FYE ($) (5) (6)
Larry J. Merlo President and Chief Executive Officer	Cash	316,475	303,725	476,105	—	3,044,494
	Stock	6,648,934	—	17,298,250	76,207	53,717,775

David M. Denton Executive Vice President and Chief Financial Officer	Cash	—	4,150	14,269	114,567	86,200
	Stock	—	—	—	—	—

Troyen A. Brennan, M.D. Executive Vice President and Chief Medical Officer	Cash	123,756	91,125	31,206	—	544,767
	Stock	—	—	—	—	—

Mark S. Cosby Former Executive Vice President and President – CVS/pharmacy	Cash	1,296,000	161,850	2,108	—	1,459,958
	Stock	—	—	—	—	—

Jonathan C. Roberts Executive Vice President and President – CVS Caremark Pharmacy Services	Cash	332,199	148,890	156,089	—	1,536,207
	Stock	818,276	—	892,697	5,243	2,903,123

(1)	The cash contributions include amounts shown for 2013 in the Salary column of the Summary Compensation Table as follows: for Mr. Merlo, $66,875; for Dr. Brennan, $31,875; and for Mr. Roberts, $90,000. All other amounts represent non-equity compensation received during 2013. The stock contributions for Messrs. Merlo and Roberts represent deferred settlement under the DSP of RSUs granted in prior years that vested in 2013.

(2)	All amounts shown are also disclosed in the Summary Compensation Table under All Other Compensation and reflect amounts credited and/or earned in 2013.

(3)	All earnings shown on the Stock line are attributable to dividend equivalents and an increase in the Company’s common stock price.

(4)	All amounts distributed from the DSP include cash dividend payments.

(5)	For Messrs. Merlo, Denton and Roberts, excludes Death Benefit Only (DBO) maximum benefit previously included in aggregate balances due to termination of the plan effective October 1, 2013. The benefit amount was not recalculated to account for changes in 2013 tax rates due to the plan termination. The DBO benefit was replaced by a whole life insurance policy disclosed in the All Other Compensation table.

(6)	The following amounts included in this column have been previously reported in the Summary Compensation Tables of the Company’s annual proxy statement since 2007:

	Cash	Stock
Mr. Merlo	$1,418,070	$8,036,276
Mr. Denton	12,875	—
Dr. Brennan	—	—
Mr. Cosby	—	—
Mr. Roberts	142,566	—

Payments/(Forfeitures) Under Termination Scenarios

The tables below show the amounts that would be received or forfeited by each NEO under various termination scenarios, assuming (i) that the termination occurred on December 31, 2013 and (ii) that amounts that have been paid or are payable in all events, such as the non-equity incentive amounts earned with respect to fiscal year 2013 and disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 39, the amounts payable under the pension plans discussed beginning on page 45, and the amounts in the nonqualified deferred compensation plans discussed beginning on page 46, are not included in the tables below, nor is any amount for stock options that are vested and exercisable as of December 31, 2013.

With respect to the tables below:

■	Mr. Denton and Dr. Brennan are not eligible for retirement as of December 31, 2013.

■	Mr. Cosby left the Company on December 31, 2013 and his table reflects the amounts actually payable as a result of his departure.

■	The amounts paid as base salary upon voluntary termination for Mr. Merlo reflects the Company’s option to continue to pay 50% of the executive’s salary for 18 months in consideration for compliance with a non-competition provision.

■	The option value is determined by multiplying the number of unvested options outstanding as of December 31, 2013 by the difference between the exercise price and $71.57, the closing price on December 31, 2013, the last trading day of the Company’s fiscal year. Generally, the grant agreements provide for the following post-termination exercise periods, but in no case will the post-termination exercise period be longer than the original option term:

■	In the case of termination due to death, during the one-year period following termination;

■	In the case of constructive termination without cause prior to a change in control of the Company (a “CIC”), during the severance period;

■	In the case of constructive termination without cause after a CIC, during the remainder of the option term; and

■	In the cases of termination for cause or voluntary termination, generally there is no post-termination exercise period.

■	The value of the RSUs is determined by multiplying the number of RSUs as of December 31, 2013 by the closing price on that date, $71.57, which was the last trading day of the Company’s fiscal year.

■	Upon a CIC and subsequent termination of employment, all outstanding unvested stock options will vest in full and restrictions will lapse on all RSUs.

■	The value of LTIP cycles assumes pro-rated payments are made for the outstanding 2012 – 2014 LTIP cycle (two-thirds) and 2013 – 2015 LTIP cycle (one-third), in which case all outstanding performance cycles are assumed to be achieved at target and the value of payments are made at target.

In the event of his covered termination prior to a CIC, Mr. Merlo would receive a cash severance payment equal to two times the sum of his annual base salary and his then-current annual cash incentive at target. In the event of a covered termination following a CIC, Mr. Merlo would receive a cash severance payment equal to three times the sum of his annual base salary and his then-current annual cash incentive at target, but under his amended employment contract such cash severance would be reduced to avoid the excise tax under IRC Section 280G if that would give Mr. Merlo a better after-tax result. Mr. Merlo meets the requirements for retirement as described in the Approved Early Retirement definition of his Employment Agreement, but without Board approval any voluntary termination by him would not be deemed a retirement.

Larry J. Merlo President and Chief Executive Officer	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)	Approved Early Retirement ($)
Severance Value
Base Salary	—	—	1,012,500	2,700,000	4,050,000	—
Bonus	—	—	—	5,400,000	8,100,000	—

Immediate Vesting of Equity
Value of Options	16,390,125	(16,390,125)	(16,390,125)	16,390,125	16,390,125	16,390,125
Value of RSUs	18,948,372	(18,948,372)	(18,948,372)	18,948,372	18,948,372	18,948,372
Value of LTIP Cycles	5,500,000	(5,500,000)	(5,500,000)	5,500,000	11,000,000	5,500,000

Benefits and Other
Health Insurance	—	—	—	28,959	43,439	—
SERP	—	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—	—

Total	40,838,497	(40,838,497)	(39,825,997)	48,967,456	58,531,936	40,838,497

In the event of his termination prior to a CIC, Mr. Denton is eligible for severance payments, provided that he executes a separation agreement with the Company that includes, among other things, standard restrictive covenants regarding non-competition and non-solicitation of customer and employees. In the event Mr. Denton is terminated by the Company without cause prior to a CIC, he is eligible to receive 18 months of base salary as severance, paid in equal monthly installments, in consideration for a general release of claims and compliance with various restrictive covenants, including non-competition and non-solicitation provisions. Mr. Denton has entered into a CIC Agreement with the Company that specifies payments that would be made to him in the event of a CIC. In the event of his covered termination, he would receive a cash severance payment equal to one and one-half times the sum of his annual base salary and his then-current annual cash incentive at target, but under his amended CIC Agreement such cash severance would be reduced to avoid the excise tax under IRC Section 280G if that would give Mr. Denton a better after-tax result.

David M. Denton Executive Vice President and Chief Financial Officer	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	—	1,237,500	1,237,500
Bonus	—	—	—	—	1,856,250

Immediate Vesting of Equity
Value of Options	6,009,744	(6,009,744)	(6,009,744)	1,649,163	6,009,744
Value of RSUs	6,145,644	(6,145,644)	(6,145,644)	2,016,127	6,145,644
Value of LTIP Cycles	1,500,000	(1,500,000)	(1,500,000)	1,500,000	3,000,000

Benefits and Other
Health Insurance	—	—	—	30,900	30,900
SERP	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—
Total	13,655,388	(13,655,388)	(13,655,388)	6,433,690	18,280,038

In the event of his termination prior to a CIC, Dr. Brennan is eligible for severance payments, provided that he executes a separation agreement with the Company that includes, among other things, standard restrictive covenants regarding non-competition and non-solicitation of customer and employees. In the event Dr. Brennan is terminated by the Company without cause prior to a CIC, he is eligible to receive 18 months of base salary as severance, paid in equal monthly installments, in consideration for a general release of claims and compliance with various restrictive covenants, including non-competition and non-solicitation provisions. Dr. Brennan has entered into a CIC Agreement with the Company that specifies payments that would be made to him in the event of a CIC. In the event of his covered termination, he would receive a cash severance payment equal to one and one-half times the sum of his annual base salary and his then-current annual cash incentive at target, but under his CIC Agreement such cash severance would be reduced to avoid the excise tax under IRC Section 280G if that would give Dr. Brennan a better after-tax result.

Troyen A. Brennan, M.D. Executive Vice President and Chief Medical Officer	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	—	975,000	975,000
Bonus	—	—	—	—	1,218,750

Immediate Vesting of Equity
Value of Options	3,353,264	(3,353,264)	(3,353,264)	838,675	3,353,264
Value of RSUs	4,021,304	(4,021,304)	(4,021,304)	1,998,485	4,021,304
Value of LTIP Cycles	1,200,000	(1,200,000)	(1,200,000)	1,200,000	2,450,000

Benefits and Other
Health Insurance	—	—	—	20,987	20,987
SERP	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—
Total	8,574,568	(8,574,568)	(8,574,568)	5,033,147	12,039,305

Mr. Cosby left the Company on December 31, 2013. The table below reflects the payments he will receive under the terms of his separation agreement and the 2010 ICP for previously granted awards. The equity awards have been valued at the closing stock price on December 31, 2013 and the LTIP awards are valued at target and pro-rated based on the length of Mr. Cosby’s service during the applicable plan cycle. The actual pro rata LTIP payments will be determined based on Company performance at the end of the applicable performance period.

Mark S. Cosby Former Executive Vice President and President – CVS/pharmacy	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	—	1,350,000	—
Bonus	—	—	—	—	—

Immediate Vesting of Equity
Value of Options	—	—	—	1,335,015	—
Value of RSUs	—	—	—	595,498	—
Value of LTIP Cycles	—	—	—	833,333	—

Benefits and Other
Health Insurance	—	—	—	20,092	—
SERP	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—
Total	—	—	—	4,133,938	—

In the event of his termination prior to a CIC, Mr. Roberts is eligible for severance payments, provided that he executes a separation agreement with the Company that includes, among other things, standard restrictive covenants regarding non-competition and non-solicitation of customer and employees. In the event Mr. Roberts is terminated by the Company without cause prior to a CIC, he is eligible to receive 18 months of base salary as severance, paid in equal monthly installments, in consideration for a general release of claims and compliance with various restrictive covenants, including non-competition and non-solicitation provisions. Mr. Roberts has entered into a CIC Agreement with the Company that specifies payments that would be made to him in the event of a CIC. In the event of his covered termination, he would receive a cash severance payment equal to one and one-half times the sum of his annual base salary and his then-current annual cash incentive at target, but under his amended CIC Agreement such cash severance would be reduced to avoid the excise tax under IRC Section 280G if that would give Mr. Roberts a better after-tax result.

Jonathan C. Roberts Executive Vice President and President – CVS Caremark Pharmacy Services	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	—	1,350,000	1,350,000
Bonus	—	—	—	—	2,025,000

Immediate Vesting of Equity
Value of Options	7,077,167	(7,077,167)	(7,077,167)	3,887,199	7,077,167
Value of RSUs	5,469,961	(5,469,961)	(5,469,961)	2,013,729	5,469,961
Value of LTIP Cycles	1,366,667	(1,366,667)	(1,366,667)	1,366,667	2,800,000

Benefits and Other
Health Insurance	—	—	—	28,950	28,950
SERP	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—
Total	13,913,795	(13,913,795)	(13,913,795)	8,646,545	18,751,078

ITEM  1:  ELECTION OF DIRECTORS

Our Board of Directors has nominated 9 directors for election at the Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified.

Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote. Abstentions and broker non-votes are not counted as votes cast with respect to the election of directors.

In accordance with the Company’s by-laws, each nominee who is a current director has submitted an irrevocable resignation, which resignation becomes effective upon (i) that person not receiving a majority of the votes cast in an uncontested election, and (ii) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board for that purpose. The Board, acting on the recommendation of its Nominating and Corporate Governance Committee (the “Committee”), will no later than at its first regularly scheduled meeting following certification of the stockholder vote, determine whether to accept the resignation of the unsuccessful incumbent. Absent a determination by the Board that a compelling reason exists for concluding that it is in the best interests of the Company for an unsuccessful incumbent to remain as a director, the Board will accept that person’s resignation.

In recognition of the fact that the selection of qualified directors is complex and crucial to the long-term success of the Company, the Committee has established guidelines for the identification and evaluation of candidates for membership on the Company’s Board of Directors. Those guidelines are included in this proxy statement as Exhibit A. When considering current directors for re-nomination to the Board, the Committee takes into account the performance of each director. The Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, diversity, judgment, character, reputation, age, skills, background and experience. The Committee believes that the Board, as currently constituted, is well-balanced and that it fully and effectively addresses the Company’s needs. All of our nominees are seasoned leaders, the majority of whom are or were chief executive officers or other senior executives, who bring to the Board skills and qualifications gained during their tenure at a vast array of public companies, private companies, non-profits and other organizations. We have indicated below for each nominee certain of the experience, qualifications, attributes or skills that led the Committee and the Board to conclude that the nominee should continue to serve as a director.

Biographies of our Board Nominees

C. David Brown II	Director since March 2007	Age 62

Mr. Brown has been Chairman of Broad and Cassel, a Florida law firm, since March 2000. From 1989 until March 2000, he was Managing Partner of the Orlando office of the firm. He is also a director of Rayonier, Inc., a real estate development, timberland management and cellulose production company. Mr. Brown previously served on the board of Caremark Rx, Inc. from March 2001 until the closing of the CVS/Caremark merger, when he became a director of CVS Caremark. Mr. Brown’s legal expertise and experience are valued by the Board, as is his ability to analyze and interpret complex issues and facilitating Board engagement. The Board believes that Mr. Brown’s experience adds knowledge and leadership depth to the Board.

Nancy-Ann M. DeParle	Director since September 2013	Age 57

Ms. DeParle has been a Co-Founding Partner of Consonance Capital Partners, LLC, a private equity firm focused on investing in small and mid-size health care companies, since August 2013. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. In addition, from 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare and Medicaid Services (then known as the Health Care Financing Administration). From 2001 to March 2009, Ms. DeParle served as a Senior Advisor with JPMorgan Partners and as a Managing Director of its successor entity, CCMP Capital, L.L.C., focusing on private equity investments in health care companies. Ms. DeParle is also a director of HCA Holdings, Inc., a health care services company that owns, manages or operates hospitals and various other health care facilities. Ms. DeParle has more than 25 years of experience in the health care arena, and is widely considered to be one of the nation’s leading experts in health care policy, management and financing, which makes her extremely well suited to serve on our Board.

David W. Dorman	Director since March 2006	Age 60

Mr. Dorman has been the Chairman of the Board of CVS Caremark Corporation since May 2011. He has also served as Lead Director of Motorola Solutions, Inc. (formerly Motorola, Inc.), a communications products company, since May 2011, and was Non-Executive Chairman of the Board of Motorola from May 2008 through May 2011. He has also been a Founding Partner of Centerview Capital Technology Fund, a private investment firm, since July 2013. From October 2006 through April 2008, he was a Managing Director and Senior Advisor with Warburg Pincus LLC, a global private equity firm. From November 2005 until January 2006, Mr. Dorman served as President and a director of AT&T Inc., a telecommunications company (formerly known as SBC Communications). Mr. Dorman is also a director of Yum! Brands, Inc., a quick service restaurant company. Mr. Dorman’s experience in leading large companies, beginning with Sprint and later Pacific Bell and AT&T, lends a perspective and skill set that is greatly valued by the Board. His business background of growing companies is in line with and useful to our business strategy. The Board believes that Mr. Dorman’s experience leading the boards of AT&T and Motorola make him well-suited to be the Company’s Chairman.

Anne M. Finucane	Director since January 2011	Age 61

Ms. Finucane has been the Global Strategy and Marketing Officer for Bank of America Corporation (“BOA”), an international financial services company, since 2006 and has been Northeast Market President for BOA since 2004. During her eighteen-plus years as a senior leader at BOA and its legacy firms, Ms. Finucane has served as senior advisor to four chief executive officers and the Board of Directors, with a focus on corporate strategy and public policy creation and implementation. Ms. Finucane oversees marketing, public policy, government affairs, consumer policy and corporate social responsibility, leading BOA’s engagement and positioning on global and domestic policies and issues, current and proposed legislation and other public affairs issues affecting BOA and the financial services industry. Ms. Finucane’s experience in the financial services industry and government affairs provides the Board with valuable insight in those key areas.

Larry J. Merlo	Director since May 2010	Age 58

Mr. Merlo has been the Chief Executive Officer of CVS Caremark Corporation since March 2011 and President of CVS Caremark Corporation since May 2010. Mr. Merlo formerly served as Chief Operating Officer of CVS Caremark Corporation from May 2010 through March 2011 and was President of CVS/pharmacy from January 2007 through January 2010; and Executive Vice President of CVS Caremark Corporation from January 2007 to May 2010. Mr. Merlo has been with CVS and its subsidiaries for more than 30 years, and provides the Board with invaluable experience and insight into the retail drugstore and health care industries.

Jean-Pierre Millon	Director since March 2007	Age 63

Mr. Millon is the retired former President and Chief Executive Officer of PCS Health Systems, Inc. (“PCS”). Mr. Millon joined PCS in 1995, where he served as President and Chief Executive Officer from June 1996 until his retirement in September 2000. He has also served as a director of InfuSystems Holdings, Inc., a provider of pumps, supplies and support to oncology practices and clinics, until his resignation from that board in April 2012, and served as a director of Cypress Bioscience, Inc., a biotechnology company, until his resignation from that board in August 2010. Mr. Millon previously served on the board of Caremark Rx, Inc. from March 2004, upon Caremark’s acquisition of AdvancePCS, and as a director of AdvancePCS (which resulted from the merger of PCS and Advance Paradigm, Inc.) beginning in October 2000. He became a director of CVS Caremark upon the closing of the CVS/Caremark merger. Mr. Millon has ten years of financial management experience and 15 years of general functional management experience, including strategic planning experience specific to pharmacy benefit management companies as the former head of PCS. He also has extensive venture capital and public company board experience.

Richard J. Swift	Director since September 2006	Age 69

Mr. Swift is the former Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., an international engineering and construction firm, having served in those positions from April 1994 until his retirement in October 2001. Mr. Swift also served as a member and as Chairman of the Financial Accounting Standards Advisory Council (“FASAC”) from 2002 until his retirement from FASAC in December 2006. Mr. Swift is also a director of Public Service Enterprise Group Incorporated, an energy company, Ingersoll-Rand plc, a diversified industrial company, Kaman Corporation, a diversified manufacturer and distributor, and Hubbell Incorporated, an electrical and electronic products company. The Board greatly values Mr. Swift’s financial expertise, including his experience at FASAC and with various public company boards and audit committees for over 30 years of combined service. Mr. Swift is an audit committee financial expert and his accounting and financial skills are important to the oversight of our financial reporting, enterprise and operational risk management.

William C. Weldon	Director since March 2013	Age 65

Mr. Weldon is the former Chairman of the Board and Chief Executive Officer of Johnson & Johnson, a global developer and manufacturer of health care products, having served in those positions from 2002 until his retirement as Chief Executive Officer in April 2012 and his retirement from the board in December 2012. Mr. Weldon previously served in a variety of senior executive positions during his 41-year career with Johnson & Johnson. Mr. Weldon is also a director of JPMorgan Chase & Co., a global financial services company, Exxon Mobil Corporation, an international oil and gas company, and Chubb Corporation, an international insurance company. Mr. Weldon’s experience in managing a complex global health care company and his deep knowledge of the worldwide health care market across multiple sectors makes him extremely well suited to serve on our Board. His background in international business management and operating in the highly-regulated health care industry is also greatly valued by the Board.

Tony L. White	Director since March 2011	Age 67

Mr. White is the former Chairman of the Board, President and Chief Executive Officer of Applied Biosystems, Inc. (formerly Applera Corporation), a developer, manufacturer and marketer of life science systems and genomic information products, having served in those positions from September 1995 until his retirement in November 2008. Mr. White is also a director of Ingersoll-Rand plc, a diversified industrial company, and C.R. Bard, Inc., a company that designs, manufacturers, packages, distributes and sells medical, surgical, diagnostic and patient care devices. Mr. White’s wealth of management experience in the life sciences and health care industries, including over 13 years as Chairman and CEO of an advanced-technology life sciences company and 26 years in various management positions at Baxter International, Inc., a provider of medical products and services, makes him well qualified to serve as a director of CVS Caremark.

The Board of Directors unanimously recommends a vote FOR the election of all nominees.

ITEM  2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors (the “Committee”) has appointed Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2014, and recommended to our full Board of Directors that it approve that appointment. We are submitting the appointment by the Committee to you for your ratification.

Fees of Independent Accounting Firm

The following table summarizes the fees paid to Ernst & Young for services rendered during fiscal 2013 and 2012.

	Fiscal Year Ended 12/31/13	Fiscal Year Ended 12/31/12
Audit Fees (1)	$8,212,994	$6,713,543
Audit Related Fees (2)	$819,600	$2,024,650
Tax Fees (3)	$1,419,898	$884,736
All Other Fees	—	—

(1)	Represents the aggregate fees and expenses billed for the audit of our consolidated financial statements and the audit of our internal control over financial reporting for the fiscal year, the reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, audits of our insurance captives, services provided in connection with statutory and regulatory filings for the fiscal year, and consultations on technical matters. In 2013, approximately $1 million relates to audit fees incurred in connection with the Company’s acquisition in Brazil.

(2)	Represents the aggregate fees billed for audit and other services that are typically performed by auditors, including audits of our employee benefit plans and charitable foundations, and procedures performed and reports issued in support of Service Organization Control Reports.

(3)	Represents the aggregate fees billed for tax compliance, consulting and related services.

Independent Auditing Firm Independence and Fee Approval Policy

The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Committee has retained Ernst & Young as the Company’s external audit firm since September 2007. In order to assure continuing external auditor independence, the Committee periodically considers whether there should be a regular rotation of the audit firm. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. Based on its most recent evaluation of Ernst & Young, the members of the Committee believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

All audit services, audit-related services and tax services were pre-approved by the Committee, and the Committee is ultimately responsible for audit fee negotiations associated with the retention of Ernst & Young. The Committee has considered whether Ernst & Young’s provision of services is compatible with maintaining Ernst & Young’s independence. The Committee’s audit approval policy provides for pre-approval of audit, audit-related and tax services that are specifically described on an annual basis to the Committee and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, so long as such pre-approvals are reported to the full Committee at its next scheduled meeting.

Representatives of Ernst & Young will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of Ernst & Young, the Committee will reconsider its appointment. Even if you do ratify the appointment, the Committee retains its discretion to reconsider its appointment if it believes that reconsideration is necessary in the best interest of the Company and the stockholders.

The Board of Directors unanimously recommends a vote FOR this proposal.

ITEM  3:  PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, CVS Caremark is asking its stockholders to provide advisory approval of the compensation paid to our named executive officers (“NEOs”), as described in the Compensation Discussion and Analysis (“CD&A”) and the Executive Compensation section of this proxy statement. As an advisory vote, this proposal is not binding upon the Company. However, the Management Planning and Development Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote in connection with its ongoing evaluation of the Company’s executive compensation program.

At CVS Caremark, our executive compensation philosophy and practice reflects our strong commitment to paying for performance – both short- and long-term. Performance is defined as the achievement of results against our challenging internal financial targets, which take into account relative financial measures of our external peer group as well as industry and market conditions. We believe that our multi-faceted executive compensation plans, with their integrated focus on short- and long-term metrics, provide an effective framework by which progress against our strategic goals may be appropriately measured and rewarded.

2013 was a very strong performance year for the Company with record net revenues of $126.8 billion and robust profitable growth in all of the businesses. The Company believes its efforts during the past three years set the stage for our 2013 results and continued strong performance in the future. CVS Caremark performed favorably against our peer group on several critical measures including revenue, operating income and Adjusted EPS growth along with a total shareholder return of 50.4%. The positive results of 2013 are reflected in the 2013 Management Incentive Plan payouts to our NEOs; similarly, the positive performance from 2011-2013 to improve RoNA are reflected in LTIP payouts to our NEOs.

The Company’s significant actions in 2013 and early 2014 included:

■	Holding our third say-on-pay vote, resulting in just over 95% of our stockholders supporting our executive pay programs;

■	Amending the policy on stock option grants to prohibit re-pricing of stock options;

■	Adopting best practices to prevent insider trading and establishing predetermined grant dates for new hire equity awards;

■	Approving changes to our MIP funding approach, to be based for all participants on enterprise results for operating profit and customer/client satisfaction; and

■	Approving changes to the retirement provisions in our long-term stock incentive award agreements to allow continued vesting of stock options and pro rata vesting of RSUs following an approved retirement.

We urge stockholders to read the CD&A beginning on page 17 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 39 through 53, which provide detailed information on the compensation of our NEOs. The Management Planning and Development Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to the Company’s long-term success.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the CVS Caremark executive officers named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

The Board of Directors unanimously recommends a vote FOR this proposal.

OTHER MATTERS

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and any persons who own more than 10% of our common stock (“reporting persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC, though as a practical matter the Company assists its directors and executive officers by monitoring transactions and completing and filing such forms on their behalf. Based on a review of such forms filed with the SEC and written representations from our reporting persons, CVS Caremark believes that all forms were filed in a timely manner during fiscal 2013, except Laird K. Daniels, formerly the Company’s Chief Accounting Officer, filed one Form 4 several days late, due to a clerical error that occurred upon the release of certain shares of restricted stock.

Stockholder Proposals and Other Business for our Annual Meeting in 2015

If you want to submit a proposal for possible inclusion in our proxy statement for the 2015 annual meeting of stockholders, you must ensure your proposal is received by us on or before December 1, 2014 and is otherwise in compliance with the requirements of SEC rules.

In addition, if a stockholder would like to present business at an annual meeting of stockholders that is not to be included in the Company’s proxy statement, the stockholder must provide notice to the Company as provided in its by-laws. Such notice must be addressed to the Corporate Secretary of the Company and must arrive at the Company in a timely manner, between 90 and 120 days prior to the anniversary of our last annual meeting, which would be between January 8 and February 7, 2015. Under our by-laws, any stockholder notice for presenting business at a meeting must include, among other things (i) the name and address, as they appear in the Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder (including information concerning derivative ownership and other arrangements concerning our stock), (iii) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, and (iv) any material interest of the stockholder in such business. See “Corporate Governance and Related Matters – Director Nominations” for a description of the information required for director nominations.

David W. Dorman

Chairman of the Board

March 28, 2014

Exhibit A

CVS Caremark Corporation

Nominating and Corporate Governance Committee

Director Qualification Criteria

In recognition of the fact that the selection of qualified directors is complex and crucial to the long-term success of the Company, the Nominating and Corporate Governance Committee has established the following guidelines for the identification and evaluation of candidates for membership on the Company’s Board of Directors.

Candidates should be distinguished individuals who are prominent in their fields or otherwise possess exemplary qualities that will enable them to effectively function as directors of the Company. While the Nominating and Corporate Governance Committee does not believe it appropriate at this time to establish any specific minimum qualifications for candidates, the Nominating and Corporate Governance Committee shall focus on the following qualities in identifying and evaluating candidates for Board membership:

•	Background, experience and skills
•	Character, reputation and personal integrity
•	Judgment
•	Independence
•	Diversity
•	Commitment to the Company and service on the Board
•	Any other factor or factors that the Nominating and Corporate Governance Committee may determine to be relevant and appropriate

Recognizing that the overall composition of the Board is essential to the effective functioning of the Board, the Nominating and Corporate Governance Committee shall make these determinations in the context of the existing composition of the Board so as to achieve an appropriate mix of backgrounds, skills, diversity and qualities.

In making its determinations, the Nominating and Corporate Governance Committee shall take into account all applicable legal, regulatory and stock exchange requirements concerning the composition of the Board and its Committees.

The Nominating and Corporate Governance Committee shall review these guidelines from time to time as appropriate (and in any event at least annually) and modify them as it deems appropriate.

A-1

Exhibit B

CVS Caremark Corporation

Categorical Standards to Assist in Independence Determinations

Our Board has adopted the following categorical standards to assist in making director independence determinations. Any relationship or set of facts that falls within the following standards or relationships will not, in itself, preclude a determination of independence:

(1) Charitable donations or pledges. Charitable donations made to a tax-exempt organization of which a director (or a member of his or her immediate family) is an executive officer or otherwise made at the behest of the director where the amounts donated for any calendar year do not exceed the greater of $120,000 or 2% of the consolidated gross revenues of the organization.

(2) Commercial banking or investment banking relationships. A situation in which a director or an immediate family member of a director is an employee of a commercial or investment bank that has relationships or dealings with or provides services to the Company that do not cross the bright-line tests referred to in paragraph (4) below.

(3) Ordinary course commercial relationships. A situation in which a director (or a member of his or her immediate family) is a director, officer, employee or significant stockholder of an entity with which the Company has ordinary course business dealings that do not cross the bright-line tests referred to in paragraph (4) below and where the director (or immediate family member) is not directly responsible for or involved in the entity’s business dealings with the Company.

(4) NYSE Listed-Company Bright-Line Tests. Any relationship or set of facts that falls within the standards permitted by the bright-line tests set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual, which are summarized below. (For example: an arrangement whereby a director’s son received a one-time payment of $50,000 for consulting work to the Company in the past year would fall within the range of payment permitted by Section 303A.02(b)(ii) and would not preclude an independence determination for that director.)

NYSE Bright-Line Tests

For Director Independence

The following summarizes the standards set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual (excluding, for sake of brevity, the related Commentary):

(i) A director who is an employee, or whose immediate family member is an executive officer, of the company is not independent until three years after the end of such employment relationship.

(ii) A director who receives, or whose immediate family member receives, more than $120,000 in any 12-month period in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in such compensation in any 12-month period.

(iii) A director who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor, or a director who is a current employee of such a firm, or if a director’s immediate family member is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance practice, or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time.

B-1

(iv) A director who is, or whose immediate family member is, or in the last three years has been, employed as an executive officer of another company where any of the listed company’s executives at the same time serve or served on that company’s compensation committee.

(v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

B-2

Exhibit C

Non-GAAP Financial Measures Used in

Compensation Discussion and Analysis

Adjusted EPS

We define Adjusted EPS as income before income tax provision plus amortization, less adjusted income tax provision, plus net loss attributable to noncontrolling interest divided by the weighted average diluted common shares outstanding.

EBIT or Operating Profit

EBIT or Operating Profit is defined as earnings before interest and taxes adjusted for certain items. For the purposes of measuring performance against established targets in any period, when applicable those excluded items comprise certain legal settlements and activity related to newly acquired or divested businesses.

Free Cash Flow

We define free cash flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

RoNA or Return on Net Assets

In calculating RoNA, or return on net assets, we divide four quarter rolling adjusted net income (loss) attributable to CVS Caremark (less the after-tax impact of the excluded items outlined in the EBIT or Operating Profit description, above) by the most recent four quarters’ average net assets. Net assets for the purposes of this calculation is defined as current assets plus net fixed assets less accounts payable and accrued expenses, similarly adjusted to exclude, when applicable, certain legal settlements and amounts related to newly acquired or divested businesses.

C-1

CVS Caremark Corporation c/o Wells Fargo Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors		For	Against	Abstain
01 C. David Brown II		☐	☐	☐
02 Nancy-Ann M. DeParle		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
03 David W. Dorman 04 Anne M. Finucane 05 Larry J. Merlo 06 Jean-Pierre Millon 07 Richard J. Swift 08 William C. Weldon 09 Tony L. White		☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐

2      Proposal to ratify independent public accounting firm for 2014.

3      Say on Pay - An advisory vote on the approval of executive compensation.

NOTE: In their discretion, the proxies may vote on such other business as may properly come before the meeting or any adjourment thereof.

						☐ ☐	☐ ☐	☐ ☐
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report is/are available at www.proxyvote.com.

CVS CAREMARK CORPORATION Annual Meeting of Stockholders May 8, 2014 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Larry J. Merlo and David W. Dorman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CVS CAREMARK CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EDT on May 8, 2014 at the CVS Caremark Customer Support Center, One CVS Drive, Woonsocket, RI 02895, and any adjournment or postponement thereof.

Additional Voting Instructions for Certain CVS Caremark Employees: To the extent the undersigned is a participant in the 401(k) Plan and Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies (the “Plan”), the undersigned hereby instructs The Bank of New York Mellon, as trustee under the Plan, to vote as indicated on the reverse side, all shares of CVS Caremark common stock held in the Plan, as to which the undersigned would be entitled to give voting instructions if present at the Meeting. Shares held under the Plan for which voting instructions are not properly completed or signed, or received in a timely manner, will be voted in the same proportion as those shares for which voting instructions were properly completed and signed and received in a timely manner, so long as such vote is in accordance with the provisions of the Employment Retirement Income Security Act of 1974, as amended.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side